As filed with the Securities and Exchange Commission on May 21, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Qingdao Footwear, Inc.

(formerly Datone, Inc.)
(Exact Name of Registrant as Specified in its Charter)

Delaware	5661	16-1591157
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Qingdao Footwear, Inc. 269 First Huashan Road Jimo City, Qingdao, Shandong, PRC 86-0532-86595999	CT Corporation System 4701 Cox Road, Suite 301 Glen Allen, Virginia 23060 (804) 217-7255
(Address, including zip code, and telephone number, including area code, of principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley A. Haneberg, Esq.
Anthony W. Basch, Esq.
Kaufman & Canoles, P.C.
Three James Center, 1051 East Cary Street, 12th Floor
Richmond, Virginia 23219
(804) 771-5700 – telephone
(804) 771-5777 – facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock(2)	$6,000,000
Placement Agent’s Warrants(3)	$100
Common Stock Underlying Placement Agent’s Warrants(3)	$720,000
Total	$6,720,100	$480	(4)
(1)
The registration fee for securities is based on an estimate of the proposed maximum offering price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2)
In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
We have agreed to issue, on the closing date of this offering, warrants to our placement agent, Anderson & Strudwick, Incorporated (the “Placement Agent”), to purchase up to 10% of the aggregate number of shares of common stock sold by the Registrant (the “Placement Agent’s Warrants”). The price to be paid by the Placement Agent for the Placement Agent’s Warrants is $0.001 per warrant. Each Placement Agent’s Warrant may be exercised to purchase one share of our common stock. The closing date will be a date mutually acceptable to the Placement Agent and the Registrant after the minimum offering has been sold; provided, however, that the closing date will be on or before December 31, 2010. Assuming a maximum placement, on the closing date the Placement Agent would receive 100,000 Placement Agent’s Warrants at an aggregate purchase price of $720,000. The exercise price of the Placement Agent’s Warrants is equal to 120% of the price of the shares of common stock offered hereby. Assuming a maximum placement and an exercise price of $7.20 per share, we would receive, in the aggregate, $720,000 upon exercise of the Placement Agent’s Warrants. The shares of common stock underlying the Placement Agent’s Warrants are exercisable within one year of the date of this registration statement and are deemed to commence simultaneously with the Placement Agent’s Warrants.

(4)	Paid herewith.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 21, 2010

Qingdao Footwear, Inc.

Minimum Offering: 833,333 Shares of Common Stock
Maximum Offering: 1,000,000 Shares of Common Stock

We are offering a minimum of 833,333 and a maximum of 1,000,000 shares of the common stock of Qingdao Footwear, Inc. We expect that the offering price will be $6.00 per share. None of our officers, directors or affiliates may purchase shares in this offering.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “DATI”.  We have applied for approval for quotation of our common stock on the NASDAQ Capital Market under the symbol “SHU”. We believe that upon the completion of the offering contemplated by this prospectus, we will meet the listing standards of the NASDAQ Capital Market.

Investing in these shares of common stock involves significant risks. See “Risk Factors” beginning on page 12 of this prospectus.

	Per Share	Minimum Offering	Maximum Offering
Assumed public offering price	$6.00	$4,999,998	$6,000,000
Placement discount	$5.58	$350,000	$420,000
Proceeds to us, before expenses	$0.42	$4,649,998	$5,580,000

We expect our total cash expenses for this offering to be approximately $320,000, exclusive of the above commissions. In addition, we will pay the placement agent a non-accountable expense allowance of 1% of the amount of the offering, or $60,000 (maximum offering, exclusive of shares registered under Rule 462(b)) or $50,000 (minimum offering).

The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) December 31, 2010. The placement agent is required to use only its best efforts to sell the securities offered. The placement agent must sell the minimum number of securities offered (833,333 shares) if any are sold. Until we sell at least 833,333 shares, all investor funds will be held in an escrow account at SunTrust Bank, Richmond, Virginia. If we do not sell at least 833,333 shares by December 31, 2010, all funds will be promptly returned to investors (within one business day) without interest or deduction. If we complete this offering, net proceeds will be delivered to our company on the closing date. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China. If we complete this offering, then on the closing date, we will issue shares of common stock to investors in the offering and placement agent warrants to our placement agent exercisable at a rate of one warrant per share to purchase up to 10% of the aggregate number of shares of common stock sold in this offering.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Anderson & Strudwick,
Incorporated

Prospectus dated             , 2010

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	12
Forward-Looking Statements	28
Our Corporate Structure	29
Use of Proceeds	31
Dividend Policy	32
Exchange Rate Information	32
Capitalization	33
Management’s Discussion and Analysis of Financial Condition and Results of Operations	34
Our Business	43
Description of Property	53
Regulation	54
Management	56
Related Party Transactions	62
Principal Shareholders	63
Description of Share Capital	65
Shares Eligible for Future Sale	68
Taxation	70
Enforceability of Civil Liabilities	75
Placement	76
Legal Matters	80
Experts	80
Interests of Experts and Counsel	80
Where You Can Find More Information	80
Financial Statements	F-1

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

Except where the context otherwise requires and for purposes of this prospectus only:

•
the terms “we,” “us,” “our company,” “our” and “Qingdao Footwear” refer to the combined business of Qingdao Footwear, Inc., formerly Datone, Inc., and its wholly owned direct and indirect subsidiaries, (i) Glory Reach International Limited, or “Glory Reach,” a Hong Kong limited company; and (ii) Qingdao Hongguan Shoes Co., Ltd., a PRC limited company, or “QHS,” as the case may be.

•	“shares” and “common stock” refer to our common stock, $0.001 par value per share;
•	“China” and “PRC” refer to the People’s Republic of China, excluding, for the purposes of this prospectus only, Macau, Taiwan and Hong Kong; and
•	all references to “RMB,” “Renminbi” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars,” and “$” are to the legal currency of the United States.

For the sake of clarity, this prospectus follows English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our chief executive officer will be presented as “Tao Wang”, even though, in Chinese, Mr. Wang’s name would be presented as “Wang Tao.”

Unless otherwise indicated, all information in this prospectus assumes:

•	no person will exercise any outstanding options;
•	the sale of 1,000,000 shares of common stock, the maximum number of shares offered in this offering;
•	an assumed public offering price of $6.00 per share; and
•
the completion of the one-for-twenty-seven (1-for-27) reverse split of the outstanding shares of our common stock and the conversion of all outstanding shares of our Series A Convertible Preferred Stock into shares of common stock at a rate of 970 shares of common stock per share of preferred stock, which are expected to become effective on or about May 30, 2010, the expiration of the twenty (20) day period mandated by Rule 14c of the Securities Exchange Act of 1934, as amended.

We have relied on statistics provided by a variety of publicly-available sources and research reports regarding China’s expectations of growth, China’s demand for footwear and China’s footwear industry. We did not, directly or indirectly, sponsor or participate in the publication of such materials; however, we did purchase certain previously published research reports.

In particular, we have relied on a September 2009 Industry Profile titled “Footwear in China” from Datamonitor for information related to China’s footwear industry.  We have also relied on a July 2007 research report from Gobi International titled “World Statistical Market Forecast:  Footwear.”  In addition, we have relied on the China Statistical Yearbook for a variety of statistics regarding China’s demographics and economy.

ii

Prospectus Summary

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could,” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

We are a designer and retailer of branded footwear in Northern China. We were organized to service what we believe is an unmet and increasing demand for high quality formal and casual footwear throughout the PRC. As urbanization and individual purchasing power have increased in China, the demand for leather footwear has also grown.

Our principal business includes (1) designing and selecting designs for men’s and women’s leather shoe lines; (2) sourcing and purchasing contract-manufactured footwear; and (3) selling these lines of footwear under our proprietary brand, “Hongguan.” We do not manufacture or assemble any shoes.  We operate a number of flagship stores throughout greater Qingdao. Our products are also brought to market through our extensive distribution network of authorized independent distributors as well as through third party retailers selected to operate exclusive Hongguan brand stores on our behalf. Our company headquarters and main sales office is located in Shandong province in northern China, in the city of Jimo, less than 25 miles from the major urban center of Qingdao.

Industry and Market Background

China is the largest producer of footwear in the world, with at least 25,000 enterprises employing more than 10 million employees who manufacture more than 10 billion pairs of shoes per annum. China’s annual production accounts for nearly 70% of the 14.3 billion pairs of shoes produced worldwide. In 2008, roughly 75% of PRC production capacity was exported while the remaining 25% were consumed domestically. Chinese consumption of footwear reached 2.5 billion pairs in 2008.  We anticipate stable growth in the domestic footwear market for the next several years.  Beginning with the deterioration in the global economy in 2008 and the collapse of the Chinese textile and footwear export market, a material number of low margin manufacturers were forced out of business. Domestic consumption and retail sales within China, however, remained robust throughout the export downturn and global financial crisis. As we have intentionally avoided the manufacturing sector, we were able to capitalize on the economic conditions and maintain our profit margin and by capitalizing on overcapacity in our sourcing market and growing consumer demand.

PRC Domestic Consumption

According to the CIA World Factbook, China’s gross domestic product (“GDP”) growth rate has exceeded both the United States’ and the world’s GDP growth rate over the past ten years:

Along with growth in the economy as a whole, Chinese domestic consumption has increased in line with rapid urbanization and increases in disposable income over the past 15 years. Per capita urban disposable income has increased by an annualized rate of 12.9% over the 5 years ending in 2008, and is anticipated to top $2,000 in 2012. The urban population as a percentage of the total population increased from 40.6% in 2003 to 46.6% at the end of 2009, and this trend is expected to continue into the future.  The United Nations estimates that China’s population is likely to be evenly split between rural and urban areas by 2015.

These trends have driven a boom in retail sales in the PRC, which is expected to grow to well over two trillion dollars by 2011, representing an annualized growth of 11.8% over the prior ten years.

The PRC Footwear Market

China’s footwear market generated total revenues of approximately $11.7 billion dollars in 2008.  According to Datamonitor, from 2004 through 2008, revenues grew at a cumulative annual growth rate of approximately 10.7%.

China’s footwear market accounts for approximately 34% of the entire Asia-Pacific footwear market’s value, and China is expected to continue to grow in future periods by over 8% per year through 2013, while the most valuable market, Japan, which holds approximately 35.8% of the footwear market value in the region, is expected to decrease by approximately 0.8% per year over the same period.

While Chinese per capita footwear consumption is lower than a number of other countries, China surpassed the United States in 2008 as the country that purchases the most pairs of footwear in the aggregate.  Because the average Chinese consumer purchases an average of two pairs of shoes annually, far fewer than consumption levels in Korea, Japan or the West, shoe consumption are expected to approach levels of other nations with similar cultural consumption characteristics if China’s consumer wealth continues to grow.  For this reason, we expect the market is likely to continue to grow for the foreseeable future.

Our Growth Strategy

We believe that the market for affordable, high quality footwear in China provides us with attractive and sustainable growth opportunities.

We intend to pursue the following strategies to achieve our goal:

(1)	Continue our marketing and advertising campaigns in order to gain brand awareness.
(2)	Expand distributor and third party operator stores in prime locations to maximize profits.
(3)	Bring more self-owned stores online to increase higher margin sales.
(4)	Continue to strive for excellence in quality, customer service and design in order to attract new and retain repeat customers.
(5)	Leverage our growing purchasing power with manufacturers control costs.

Our Products

Our products consist of men’s and women’s footwear.  Our designs are on the whole targeted at consumers seeking business casual and formal leather shoes appropriate for an office setting.  Each year we design or commission designs for more than 300 unique styles.  We do not manufacture our products but instead outsource manufacturing to third parties.  Our designs are split roughly evenly between men’s and women’s products.  Designs are made based on collaboration between our sales department and design department regarding market demand and assessment of designs will be fashionable in the upcoming season.  As of March 31, 2010, men’s footwear constituted approximately 60% of revenue and women’s footwear the remainder.  Approximately 60% of sales were attributable to casual shoes, and the remaining 40% are attributable to formal footwear.

Sourcing and Purchase of Products

We are a retailer and designer of footwear products, and as such we fully outsource production of our footwear to third party manufacturers.  Due to excess capacity in the footwear manufacturing industry in the PRC, we have historically been able to source our products at competitive prices that allow us to maintain strong margins in comparison with our competitors who design, manufacture and sell shoes.  In this way, we avoid what we perceive to be the risks and lower margins associated with manufacturing footwear and are able to focus our energies on our brand building and retail business.

Our suppliers are selected for their ability to meet our high quality standards, timely execution of our orders and competitive pricing. As of March 31, 2010, we had contractual relationships with 60 footwear manufacturers.  None of our suppliers accounted for more than 10% of the total cost of our goods sold in 2009. During the year ended December 31, 2007, purchases from one vendor accounted for 13.2% of the total merchandise purchases of the Company. There is no such concentration for the year ended December 31, 2008. Our suppliers are mainly located in Wenzhou, Chongqing and various towns in Jiangsu.

Our contracts with suppliers are on an as ordered basis, with payment due at the end of the month of delivery, and are usually for a term of one year.  Prices are negotiated based on a by design basis by our sourcing team.  All of our suppliers are subject to our strict quality control standards, and we are entitled to return product without payment if it does not meet the quality set forth in our agreement.

Sales Channels

The following diagram details our current distribution channels:

As of March 31, 2010, we had 12 flagship stores, 11 exclusive third party managed retail outlets, and 192 outlets managed by distributors.

The following table details the locations of our sales network:

	Flagship Stores	Distributors	3rd Party Operators	Total
Shandong Province (excluding Qingdao)	0	155	6	161
Qingdao city (including Jimo)	12	26	4	42
Shanxi province	0	3	1	4
Hebei province	0	2	0	2
Xinjiang province	0	1	0	1
Tianjin city	0	1	0	1
Heilongjiang province	0	1	0	1
Liaoning province	0	1	0	1
Henan province	0	1	0	1

Flagship Stores

We directly own or lease and operate all of our flagship stores. All located in Jimo or greater Qingdao. Each store has an individual sales team and managers who report to our central office in Qingdao. All sales staff are compensated on a commission based pay scale. Locations are selected according to management’s estimation of market opportunity. Our flagship stores bear the Hongguan brand name and exclusively retail Hongguan footwear.

During the years ended December 31, 2009 and 2008, the sales generated by the Company’s flagship stores accounted for 16% and 15% of total sales, respectively.

Our Primary Geographic Market

Shandong Province

Shandong Province is China’s second largest province (after Guangdong), with a population of approximately 94 million people.  The province is also China’s second most densely populated province (after Jiangsu), with 586 people per square kilometer, more than four times the average population density in China.  Gross domestic product (“GDP”) attributable to Shandong ranks it second among China’s provinces, accounting for more than ten percent of China’s GDP in 2008.

Qingdao City

Qingdao is a sub-provincial city in China comprised of seven districts and five county-level cities.  It is one of China’s twenty largest cities and one of the two largest cities in Shandong province, with approximately 200,000 more people living in Jinan city than in Qingdao city but more than 1.7 million more people living in the greater Qingdao administrative area than in Jinan’s administrative region.  Qingdao has a population of approximately 8 million residents, of whom approximately 3.8 million live in the urban area.

Qingdao’s per-capita GDP (approximately $7,616 in 2008) is above average in China (approximately $3,290 in 2008), in part due to the Chinese government’s decision in 1984 to designate Qingdao as a special economic and technology development zone.  For this reason, Qingdao’s local economy features a variety of foreign investment, with South Korea and Japan investments being particularly prominent in the area.

Our Corporate Structure

Overview

We are a company incorporated in the State of Delaware.  All of our business operations are conducted through our Hong Kong and Chinese subsidiaries.

Our current corporate structure is as follows:

The Offering

Shares Offered:	Minimum: 833,333 shares of common stock(1) Maximum: 1,000,000 shares of common stock(1)

Shares Outstanding Prior to Completion of Offering:	10,000,000 shares of common stock s

Shares to be Outstanding after Offering:	Minimum: 10,833,333 shares of common stock s Maximum: 11,000,000 shares of common stock s

Assumed Offering Price per Share:	$6.00

Gross Proceeds:	Minimum: $4,999,998 Maximum: $6,000,000

Proposed NASDAQ Capital Market Symbol:	“SHU” (CUSIP No. 23816A103)

Transfer Agent:	Pacific Stock Transfer Company 4045 S. Spencer Street, Suite 403, Las Vegas, NV 89119

Risk Factors:
Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our shares of common stock.

Closing of Offering:
The offering contemplated by this prospectus will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after the minimum offering is sold or (ii) December 31, 2010. If we complete this offering, net proceeds will be delivered to our company on the closing date (such closing date being the above mutually acceptable date on or before December 31, 2010, provided the minimum offering has been sold). We will not complete this offering unless our application to list on the NASDAQ Capital Market is approved. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China. If we complete this offering, then on the closing date, we will issue shares to investors and placement agent warrants to our placement agent exercisable at a rate of one warrant per share to purchase up to 10% of the aggregate number of shares of common stock sold in this offering.

Placement

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the placement agent, which has no obligation or commitment to purchase any of our common stock. Our placement agent is required to use only its best efforts to sell the securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which at least 833,333 shares of common stock are sold or (ii) December 31, 2010. Until we sell at least 833,333 shares of common stock, all investor funds will be held in an escrow account at SunTrust Bank, Richmond, Virginia. If we do not sell at least 833,333 shares of common stock by December 31, 2010, all funds will be promptly returned to investors (within one business day) without interest or deduction. If we complete this offering, net proceeds will be delivered to our company on the closing date. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China. None of our officers, directors or affiliates may purchase shares in this offering. If we complete this offering, then on the closing date, we will issue shares to investors and placement agent warrants to our placement agent exercisable at a rate of one warrant per share to purchase up to 10% of the aggregate number of shares of common stock sold in this offering.

We negotiated with our placement agent to determine the offering price of our shares in this offering to be the lesser of 6.0 times our after-tax net income for the fiscal year ended December 31, 2009 or a discount to our five-day average closing price prior to the date of this registration statement. Noting past offerings completed by our placement agent, we believe that this multiple approximates the valuation multiples utilized in similar offerings for similarly-sized companies.

Placement Agent’s Warrants

In connection with this offering, we will, for a nominal amount, sell our placement agent warrants exercisable at a rate of one warrant per share to purchase up to ten percent of the shares sold in the offering. These warrants are exercisable for a period of five years from the date of issuance at a price equal to 120% of the price of the shares in this offering. If we complete the maximum offering, then on the closing date we will issue 100,000 warrants to the placement agent to purchase one share of common stock each. During the term of the warrants, the holders thereof will be given the opportunity to profit from a rise in the market price of our common stock, with a resulting dilution in the interest of our other shareholders. The terms on which we could obtain additional capital during the life of these warrants may be adversely affected because the holders of these warrants might be expected to exercise them when we are able to obtain any needed additional capital in a new offering of securities at a price greater than the exercise price of the warrants. If the placement agent exercises all of its warrants, we would have between 0.8% (minimum offering) and 0.9% (maximum offering) more shares outstanding after the placement agent’s warrant exercise than at the conclusion of the offering, assuming no other issuances. See “Placement.”

Corporate Information

Our principal executive office is located at 269 First Huashan Road, Jimo City, Qingdao, Shandong, People’s Republic of China. The Company’s phone number is (86) 0532-86595999. We do not maintain a corporate website at this time.

Summary Financial Information

In the table below, we provide you with summary financial data of our company. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Fiscal Year ended December 31,		For the three months ended March 31, (Unaudited)
	2009	2008	2010	2009
Gross profit	$7,701,113	$5,657,722	$2,109,057	$1,933,560
Income from Operations	$6,731,468	$4,842,892	$1,830,942	$1,701,880
Other Income (Expense)	$27,318	$4,704	$(819)	$9,011
Income Taxes	$1,689,697	$1,211,899	$457,531	$427,723
Net Income	$5,069,089	$3,635,697	$1,372,592	$1,283,168
Other Comprehensive Income (loss)	$3,110	$232,047	$341	$(6,705)
Comprehensive Income	$5,072,199	$3,867,744	$1,372,933	$1,276,463
Basic Earnings per Share (based on 10,000,000, 9,700,000, 9,700,000 and 9,700,000 shares outstanding, on March 31, 2010 and 2009, December 31, 2009 and 2008, respectively)(1)	$0.52	$0.37	$0.14	$0.13

	December 31,		March 31, (Unaudited)
	2009	2008	2010
Total Assets	$1,700,534	$5,559,520	$4,358,257
Total Liabilities	$1,208,445	$706,820	$2,871,440
Shareholders’ Equity	$492,089	$4,852,700	$1,486,817
Total Liabilities and Shareholders’ Equity	$1,700,534	$5,559,520	$4,358,257

(1)
We have presented earnings per share after giving retroactive effect to the 1-for-27 reverse share split of our common stock and the conversion of all shares of our Series A Convertible Preferred Stock into shares of common stock at a rate of 970 shares of common stock per share of preferred stock that we expect to complete on or about May 30, 2010.

Risk Factors

Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below represent our known material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to our Business

We have a short operating history.

We have only been in retail business since 2003.  We may not succeed in implementing our business plan successfully because of competition from domestic and foreign market entrants, failure of the market to accept our products, or other reasons. Therefore, you should not place undue reliance on our past performance as they may not be indicative of our future results.

Our senior management lacks experience managing a public company and complying with laws applicable to operating as a U.S. public company.

Prior to the completion of this offering, Glory Reach and QHS completed a merger with Datone, Inc., the result of which was for Glory Reach and QHS to become wholly-owned subsidiaries of Datone, Inc., a U.S. public company.  At the same time, however, the management of Datone resigned from its positions within Datone, Inc., and the management of Glory Reach became the management of our company.  While the previous management of Datone, Inc. had experience in managing a U.S. publicly traded company, the management of Glory Reach did not.  Prior to the completion of that merger, Glory Reach and QHS were operated as a private company located in China. None of our current senior management has experience managing a U.S. public company.

As a result of these transactions, our company will become subject to laws, regulations and obligations that did not previously apply to it, and our senior management currently has limited experience in complying with such laws, regulations and obligations. For example, we will need to comply with the Delaware laws applicable to companies that are domiciled in that state. By contrast, such senior management is currently experienced in operating the business of QHS in compliance with Chinese law. Similarly, by virtue of these transactions we will be required to file quarterly and annual reports and to comply with U.S. securities and other laws, which may not have applied to our company in the past. These obligations can be burdensome and complicated, and failure to comply with such obligations could have a material adverse effect on our company. In addition, we expect that the process of learning about such new obligations as a public company in the United States will require senior management to devote time and resources to such efforts that might otherwise be spent on the operation of the business of operating a footwear business.

In addition, while our chief financial officer is experienced in Chinese GAAP, and while we have engaged internal auditing management consultants to assist with the preparation of U.S. GAAP-compliant financial statements, our CFO currently lacks experience with U.S. GAAP.

While we have invited three independent directors (Troy Mao, Susan Woo and John Zhang) with experience in working with China-based companies listed in the United States to serve on our board and they have agreed to do so following the completion of this offering, these individuals do not currently serve on our board.  Moreover, they will not join our board until the completion of this offering.  These individuals will not review financial statements or otherwise exercise board oversight until they join our board of directors, so we will not benefit from their experience until after such completion.

We face risks related to general domestic and global economic conditions and to the current credit crisis.

Our current operating cash flows provide us with stable funding capacity. However, the current uncertainty arising out of domestic and global economic conditions, including the recent disruption in credit markets, poses a risk to the PRC economy, and may impact our ability to manage normal relationships with our customers, suppliers and creditors. If the current situation deteriorates significantly, our business could be materially negatively impacted, as demand for our products and services may decrease from a slow-down in the general economy, or supplier or customer disruptions may result from tighter credit markets.

Our business is subject to the health of the PRC economy and our growth may be inhibited by the inability of potential customers to fund purchases of our products and services.

Our products are dependent on the disposable income of PRC citizens, which could be adversely affected by an economic downturn. Because much of our target consumer group consists of office workers who have benefitted from growth in the PRC economy, we believe that a weakening of the Chinese economy would disproportionately and materially affect our company.  First, such a weakening could hurt consumer spending generally.  Second, to the extent our products would be seen as a luxury by such consumers, we would expect that demand for our products would be further weakened.

We may be unable to compete effectively in China’s competitive footwear industry.

We face a variety of competitive challenges from other footwear retailers and wholesalers, including a number of competitors that have substantially greater financial and marketing resources than we do. We compete with other footwear retailers on the basis of:

•	developing fashionable, high-quality merchandise in an assortment of sizes, colors and styles that appeals to our target consumers;
•	anticipating and responding to changing consumer demands in a timely manner;
•	ensuring product availability and optimizing supply chain effectiveness;
•	the pricing of our merchandise;
•	creating an acceptable value proposition for consumers;
•	providing an inviting, customer-friendly shopping environment; and
•	using our sales staff to provide attentive, product knowledgeable customer service at our flagship locations.

Competition in the retail footwear industry has increased. Accordingly, there is substantial pressure on us to maintain the value proposition of our footwear and the convenience of our store locations. In addition, it is possible that our competitors will increase their investment in their retail footwear operations, thereby achieving greater market penetration and placing additional competitive pressures on our business. If we are unable to respond effectively to these competitive pressures, our business, results of operations and financial condition could be adversely affected.

A majority of our operating expenses at our flagship stores are fixed costs that are not directly dependent upon our sales performance. As a result, declines in our operating performance may be magnified if we are unable to reduce expenses in response to a sales shortfall.

A majority of our operating expenses at our flagship stores are fixed costs that are not directly dependent on our sales performance, as opposed to variable costs, which increase as sales volume increases. These fixed costs include the leasing and operating costs associated with our flagship stores and, because flagship stores require minimum staffing levels, the majority of our labor expenses. If our sales were to decline, we may be unable to reduce or offset these fixed operating expenses in the short term. Accordingly, the effect of any sales decline is likely to be magnified because a larger percentage of our earnings are committed to paying these fixed costs. As a result, our net earnings and cash flow could be disproportionately negatively affected as a result of a decline in sales.

We may have unseasonable weather where our stores are concentrated.

We increase our inventory levels to support the increased demand for our products, as well as to offer styles particularly suited for the relevant season. If the weather conditions for a particular season vary significantly from those typical for such season, such as an unusually cold early summer or an unusually warm winter, consumer demand for the seasonally appropriate merchandise that we have available in our stores could be adversely affected and negatively affect our net sales and margins. Lower demand for seasonally appropriate merchandise may leave us with an excess inventory of our seasonally appropriate products and/or basic products, forcing us to sell both types of products at significantly discounted prices and adversely affecting our net sales margins and operating cash flow. Conversely, if weather conditions permit us to sell our seasonal product early in the season, this may reduce inventory levels needed to meet our customers’ needs later in that same season. Consequently, our results of operations are highly dependent on potentially unpredictable weather conditions.

We may be unable to adjust to constantly changing fashion trends.

Our success depends, in large part, upon our ability to gauge the evolving fashion tastes of our consumers and to provide merchandise that satisfies such fashion tastes in a timely manner. China’s footwear retailing industry fluctuates according to changing fashion tastes and seasons, and merchandise usually must be ordered in advance of the season, frequently before consumer fashion tastes are evidenced by consumer purchases. In addition, the cyclical nature of China’s footwear retailing industry also requires us to maintain substantial levels of inventory, especially prior to peak selling seasons when we build up our inventory levels. As a result, if we fail to properly gauge the fashion tastes of consumers, or to respond in a timely manner, this failure could adversely affect consumer acceptance of our merchandise and leave us with substantial unsold inventory. If that occurs, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory, which would negatively impact financial results.

The results of our wholesale businesses are also affected by the buying plans of our customers, which include footwear retailers. No customer accounts for 10% or more of our wholesale business. Our wholesale customers may not inform us of changes in their buying plans until it is too late for us to make the necessary adjustments to our product lines and marketing strategies. While we believe that purchasing decisions in many cases are made independently by individual stores or chains, we are exposed to decisions by the controlling owner of a store chain that could decrease the amount of footwear products purchased from us. In addition, the retail industry periodically experiences consolidation. We face a risk that our wholesale customers may consolidate, restructure, reorganize or otherwise realign in ways that could decrease the number of stores that carry our products or the amount of shelf space devoted to our products. We also face a risk that our wholesale customers could develop in-house brands or utilize the private labeling of footwear products, which would negatively impact financial results.

We may be unsuccessful in opening new stores or relocating existing stores to new locations, adversely affecting our ability to grow.

Our growth, in part, is dependent upon our ability to expand our retail operations by opening and operating new stores, as well as relocating existing stores to new locations, on a profitable basis.

Our ability to open new stores and relocate existing stores to new locations on a timely and profitable basis is subject to various contingencies, some of which are beyond our control. These contingencies include our ability to:

•	locate suitable store sites;
•	negotiate acceptable lease terms;
•	build-out or refurbish sites on a timely and cost effective basis;
•	hire, train and retain qualified managers and personnel;
•	identify long-term shopping patterns;
•	obtain adequate capital resources; and
•	successfully integrate new stores into our existing operations.

We may be unsuccessful in opening new stores or relocating existing stores for any of these reasons. In addition, we cannot assure you that, even if we are successful in opening new stores or relocating existing stores, those stores will achieve levels of sales and profitability comparable to our existing stores.

In order to grow at the pace expected by management, we will require additional capital to support our long-term growth strategies. If we are unable to obtain additional capital in future years, we may be unable to proceed with our plans and we may be forced to curtail our operations.

We will require additional working capital to support our long-term growth strategies, which includes identifying suitable points of market entry for expansion and growing the number of points of sale for our products, so as to enhance our product offerings and benefit from economies of scale. Our working capital requirements and the cash flow provided by future operating activities, if any, may vary greatly from quarter to quarter, depending on the volume of business during the period. We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources. Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities. In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future. If we are unable to raise additional financing, we may be unable to implement our long-term growth strategies, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis.

We rely on third parties to manufacture and distribute our products.

We depend on contract manufacturers to manufacture the merchandise that we sell. If these contract manufacturers are unable to secure sufficient supplies of raw materials, or maintain adequate manufacturing and shipping capacity, they may be unable to provide us with timely delivery of products of acceptable quality. In addition, if the prices charged by these contractors increase for reasons such as increases in the price of raw materials, increases in labor costs or currency fluctuations, our cost of manufacturing would increase, adversely affecting our results of operations. We also depend on third parties to transport and deliver our products. Due to the fact that we do not have any independent transportation or delivery capabilities of our own, if these third parties are unable to transport or deliver our products for any reason, or if they increase the price of their services, including as a result of increases in the cost of fuel, our operations and financial performance may be adversely affected.

We require our contract manufacturers to meet our standards in terms of working conditions and other matters before we are willing to contract with them to manufacture our merchandise. As a result, we may not be able to obtain the lowest possible manufacturing costs. In addition, any failure by our contract manufacturers to meet these standards, to adhere to labor or other laws or to diverge from our mandated labor practices, and the potential negative publicity relating to any of these events, could harm our business and reputation.

We do not have long-term agreements with any of our contract manufacturers, and any of these manufacturers may unilaterally terminate their relationship with us at any time. There is also substantial competition among footwear retailers for quality manufacturers. To the extent we are unable to secure or maintain relationships with quality manufacturers, our business could be harmed.

If we are unable to attract and retain senior management and qualified technical and sales personnel, our operations, financial condition and prospects will be materially adversely affected.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified new personnel. In particular, our success depends on the continuing employment of our Chief Executive Officer, Mr. Tao Wang, our Chief Operating Officer, Shi Wenmao; and our Chief Financial Officer, Ms. Fang Sui. There is significant competition in our industry for qualified managerial, technical and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. If we are unable to attract and retain key personnel in the future, our business, operations, financial condition, results of operations and prospects could be materially adversely affected.

We do not carry business interruption or other insurance, so we have to bear losses ourselves.

We are subject to risk inherent to our business, including equipment failure, theft, natural disasters, industrial accidents, labor disturbances, business interruptions, property damage, product liability, personal injury and death. We do not carry any business interruption insurance or third-party liability insurance or other insurance to cover risks associated with our business. As a result, if we suffer losses, damages or liabilities, including those caused by natural disasters or other events beyond our control and we are unable to make a claim again a third party, we will be required to bear all such losses from our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

A major failure of our information systems could harm our business.

We depend on information systems to process transactions, manage inventory, purchase, sell and ship goods on a timely basis, and maintain cost-efficient operations. Any material disruption or slowdown of our systems could cause information to be lost or delayed, which could have a negative effect on our business. We may experience operational problems with our information systems as a result of system failures, viruses, computer “hackers” or other causes. We cannot be assured that our systems will be adequate to support future growth.

Our quarterly operating results are likely to fluctuate, which may affect our stock price.

Our quarterly revenues, expenses, operating results and gross profit margins vary from quarter to quarter. As a result, our operating results may fall below the expectations of securities analysts and investors in some quarters, which could result in a decrease in the market price of our common stock. The reasons our quarterly results may fluctuate include:

•	variations in profit margins attributable to product mix;
•	changes in the general competitive and economic conditions;
•	delays in, or uneven timing in the delivery of, customer orders; and
•	the introduction of new products by us or our competitors.

Period to period comparisons of our results should not be relied on as indications of future performance.

Our limited ability to protect our intellectual property, and the possibility that our technology could inadvertently infringe technology owned by others, may adversely affect our ability to compete.

We believe that our trademarks and other intellectual property are important to our business and are generally sufficient to permit us to carry on our business as presently conducted. We cannot, however, know whether we will be able to secure protection for our intellectual property in the future or whether that protection will be adequate for future products.

We rely on a combination of trade secret laws and confidentiality procedures to protect the patents, copyrights and technological know-how that comprise our intellectual property. We protect our technological know-how pursuant to non-disclosure and non-competition provisions contained in our employment agreements, and agreements with them to keep confidential all information relating to our customers, methods, business and trade secrets during and after their employment with us. Our employees are also required to acknowledge and recognize that all inventions, trade secrets, works of authorship, developments and other processes made by them during their employment are our property. We have been granted the use of brand name “Hongguan.”

A successful challenge to the ownership of our intellectual property could materially damage our business prospects. Our competitors may assert that our technologies or products infringe on their patents or proprietary rights. We may be required to obtain from others licenses that may not be available on commercially reasonable terms, if at all. Problems with intellectual property rights could increase the cost of our products or delay or preclude our new product development and commercialization. If infringement claims against us are deemed valid, we may not be able to obtain appropriate licenses on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our technology license positions or to defend against infringement claims.

Our business may be subject to seasonal and cyclical fluctuations in sales.

We may experience seasonal fluctuations in our revenue in some regions in the PRC, based on the seasonal changes in the weather and the tendency of customers to make purchases relating to their apparel suitable for the time of year.  Any seasonality may cause significant pressure on us to monitor the development of materials accurately and to anticipate and satisfy these requirements.  Our revenues are usually higher in the fourth and first quarters due seasonal purchases. This seasonality limits our ability to make accurate long-term predictions about our performance and makes it difficult to compare our revenues across quarters.

Risks Related to Doing Business in China

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;
•	Control of foreign exchange;
•	Methods of allocating resources;
•	Balance of payments position;
•	International trade restrictions; and
•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC and Hong Kong. Our principal operating subsidiary, QHS, is subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

We are a Delaware holding company, but Glory Reach is a Hong Kong company, and our principal operating subsidiary, QHS, is located in the PRC. Most of our assets are located outside the United States, and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments predicated on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiary’s ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by QHS, our PRC subsidiary. PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to its offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiary only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiary is also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital status.  Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; covering the use of existing offshore entities for offshore financings; (3) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (4) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have advised our shareholders who are PRC residents, as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of QHS constitutes a Round-trip Investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, which became effective on September 8, 2006. According to the 2006 M&A Rule, when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s) it must be approved by the Ministry of Commerce, or MOFCOM, and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

The general manager of QHS, our chief executive officer, Mr. Tao Wang, as a PRC citizen, entered into a option agreement (“Incentive Option Agreement”) with Renhuan Shi, a Korean passport holder. To incentivize Mr. Wang in connection with the continuous development of the business of the Company’s majority stockholder, Swift Dynamic Limited (“Swift Dynamic”), Mr. Wang is to receive shares from Swift Dynamic, one of shareholders of Glory Reach, subject to certain contingencies as set forth in the Incentive Option Agreement. Under the Incentive Option Agreement, Mr. Wang is to serve as CEO and director for Swift Dynamic for not less than 3 years. In anticipation of Mr. Wang’s continued contributions to Qingdao Footwear including Swift Dynamic, Glory Reach and QHS, if Qingdao Footwear meets certain thresholds of the revenue conditions, Mr. Wang shall have an option to acquire all of the shares of Swift Dynamic during a 3 year vesting period (the “Option”). In addition, the Incentive Option Agreement also provides that the Mr. Shi shall not dispose any of the shares of Swift Dynamic without Mr. Wang’s consent.

After Mr. Wang exercises this option, he will, through his ownership of Swift Dynamic, be our controlling stockholder. His acquisition of our equity interest, or the Acquisition, is required to be registered with the competent Administration of Industry and Commerce authorities, or AIC, in Beijing. Mr. Wang will also be required to make filings with the SAFE to register the Company and its non-PRC subsidiaries to qualify them as SPVs, pursuant to Circular 75 and Circular 106.

The PRC regulatory authorities may take the view that the Acquisition and the Share Exchange Agreement are part of an overall series of arrangements which constitute a Round-trip Investment, because at the end of these transactions, Mr. Wang will become the majority owner and effective controlling party of a foreign entity that acquired ownership of our Chinese subsidiaries. The PRC regulatory authorities may also take the view that the registration of the Acquisition with the relevant AIC in Beijing and the filings with the SAFE may not be evidence that the Acquisition has been properly approved because the relevant parties did not fully disclose to the AIC, SAFE or MOFCOM the overall restructuring arrangements, the existence of the Share Exchange Agreement and its link with the Acquisition. If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment under the 2006 M&A Rules, we cannot assure you that we will be able to obtain the approval required from MOFCOM.

If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment without MOFCOM approval, they could invalidate our acquisition and ownership of our Chinese subsidiaries. Additionally, the PRC regulatory authorities may take the view that the Acquisition constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained. If this takes place, we may be able to find a way to re-establish control of our Chinese subsidiaries’ business operations through a series of contractual arrangements rather than an outright purchase of our Chinese subsidiaries. We cannot, however, assure you that such contractual arrangements will be protected by PRC law or that the registrant can receive as complete or effective economic benefit and overall control of our Chinese subsidiaries’ business as if the Company had direct ownership of our Chinese subsidiaries. In addition, we cannot assure you that such contractual arrangements can be successfully effected under PRC law. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of our Chinese subsidiaries, our business and financial performance will be materially adversely affected.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans that are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of who are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of any equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the New EIT Law effective on January 1, 2008, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2009 tax year.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make most of our sales in China. PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Risks Associated with this Offering

We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to China, we will take the following actions:

•
First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to SAFE certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments of the domestic residents, and foreign exchange registration certificate of the invested company.

•	Second, we will remit the offering proceeds into this special foreign exchange account.
•
Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily the process takes several months but is required to be accomplished within 180 days of application by law.

Provisions in our Certificate of Incorporation and Bylaws or Delaware law might discourage, delay or prevent a change of control of us or changes in our management and, therefore depress the trading price of the common stock.

Our certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

In addition, Delaware corporate law and our certificate of incorporation and Bylaws also contain other provisions that could discourage, delay or prevent a change in control of our Company or changes in its management that our stockholders may deem advantageous. These provisions:

•
deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors;

•	require any stockholder wishing to properly bring a matter before a meeting of stockholders to comply with specified procedural and advance notice requirements; and
•	allow any vacancy on the board of directors, however the vacancy occurs, to be filled by the directors.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Our controlling stockholder holds a significant percentage of our outstanding voting securities, which could hinder our ability to engage in significant corporate transactions without his approval.

Swift Dynamic, which is run by Mr. Tao Wang, is the beneficial owner of approximately 63% of our outstanding voting securities. As a result, Swift Dynamic and Mr. Tao Wang possess significant influence, giving them the ability, among other things, to elect a majority of our board of directors and to authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Since public trading in our common stock is limited and sporadic, there can be no assurance that our stockholders will be able to liquidate their holdings of our common stock.

Our common stock price is currently quoted on the OTC Bulletin Board under the symbol “DATI.” However, trading has been limited and sporadic and we can provide no assurance that the market for our common stock will be sustained. We cannot guarantee that any stockholder will find a willing buyer for our common stock at any price, much less a price that will result in realizing a profit on an investment in our shares. There may be limited opportunity for stockholders to liquidate any of their holdings in common stock of the Company. Trading volume may be insignificant and stockholders may be forced to hold their investment in Company shares for an extended period of time. The lack of liquidity may also cause stockholders to lose part or all of their investment in our common stock.

Since public trading in our common stock is limited and sporadic, the market price of our common stock may be subject to wide fluctuations.

There is currently a limited public market for our common stock and we can provide no assurance that the market for our common stock will be sustained. If a market is sustained, however, we anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors, including:

(1)	actual or anticipated variations in our results of operations;
(2)	our ability or inability to generate new revenues;
(3)	increased competition; and
(4)	conditions and trends in the shoe industry.

Further, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of our common stock.

An active, liquid trading market for our common stock may not develop following this offering.

Although we have applied for listing of our common stock on the NASDAQ Capital Market, investors will commit funds prior to the commencement of trading on the NASDAQ Capital Market.  An active trading market for our common stock may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The offering price was determined by negotiations between us and the placement agent based upon a number of factors. The public offering price may not be indicative of prices that will prevail in the trading market.

Investors risk loss of use of funds allocated for purchases, with no right of return, during the offering period.

We cannot assure you that all or any shares will be sold. Anderson & Strudwick, our placement agent, is offering our shares on a “best efforts, minimum-maximum basis.” We have no firm commitment from anyone to purchase all or any of the shares offered. If offers to purchase a minimum of 833,333 shares are not received on or before December 31, 2010, escrow provisions require that all funds received be promptly refunded. If refunded, investors will receive no interest on their funds. During the offering period, investors will not have any use or right to return of the funds. None of our officers, directors or affiliates may purchase shares in this offering.

The market price for our common stock may be volatile, which could result in substantial losses to investors.

The market price for our common stock is likely to be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in the Chinese economy;

•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; or

•	potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our shares in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some of their entire investment in our common stock.

If our financial condition deteriorates, we may not meet initial objective listing standards related to net income on the NASDAQ Capital Market (or, if we are listed at such time, continued listing standards) and our shareholders could find it difficult to sell our shares.

We have applied to list our common stock for trading on the NASDAQ Capital Market. We have not yet been informed that our common stock will trade on the NASDAQ Capital Market and can provide no assurance that our NASDAQ Capital Market listing application will be approved. Additionally, we will not complete this offering unless our application to list on the NASDAQ Capital Market is approved. In order to qualify for initial listing on the NASDAQ Capital Market upon the completion of this offering, we must meet the following criteria:

•
(i) We must have been in operation for at least two years, must have shareholder equity of at least $5,000,000 and must have a market value for our publicly held securities of at least $15,000,000; or (ii) we must have shareholder equity of at least $4,000,000, must have a market value for our publicly held securities of at least $15,000,000 and must have a market value of our listed securities of at least $50,000,000; OR (iii) we must have net income from continuing operations in our last fiscal year (or two of the last three fiscal years) of at least $750,000, must have shareholder equity of at least $4,000,000 and must have a market value for our publicly held securities of at least $5,000,000; and

•	The market value of our shares held by non-affiliates must be at least $1,000,000;
•	The market value of our shares must be at least $5,000,000;
•	The minimum bid price for our shares must be at least $4.00 per share;
•	We must have at least 300 round-lot shareholders;
•	We must have at least 3 market makers; and
•
We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

As to the first objective listing requirement, we have applied for listing on the NASDAQ Capital Market in reliance on the third test (“net income from continuing operations in our last fiscal year (or two of the last three fiscal years) of at least $750,000, must have shareholder equity of at least $4,000,000 and must have a market value for our publicly held securities of at least $5,000,000”). While our net income for 2009 and 2008 satisfied this objective requirement, a deterioration in our financial status combined with a protracted registration and offering period could cause us to fail to meet this requirement.

The NASDAQ Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. In order to qualify for continued listing on the NASDAQ Capital Market, we must meet the following criteria:

•
Our shareholders’ equity must be at least $2,500,000; or the market value of our listed securities must be at least $35,000,000; or our net income from continuing operations in our last fiscal year (or two of the last three fiscal years) must have been at least $500,000;

•	The market value of our shares held by non-affiliates must be at least $500,000;
•	The market value of our shares must be at least $1,000,000;

•	The minimum bid price for our shares must be at least $1.00 per share;
•	We must have at least 300 shareholders;
•	We must have at least 2 market makers; and
•
We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

Although we have applied to have our common stock trade on the NASDAQ Capital Market upon closing of this offering, investors should be aware that they will be required to commit their investment funds prior to the approval or disapproval of our listing application by the NASDAQ Capital Market. We will not close this offering unless our listing application is approved. If our shares are delisted from the NASDAQ Capital Market at some later date, our shareholders could find it difficult to sell our shares.

In addition, we have relied on an exemption to the blue sky registration requirements afforded to “covered securities”. Securities listed on the NASDAQ Capital Market are “covered securities.” If we were unable to meet the NASDAQ Capital Market’s listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering unless we meet the NASDAQ Capital Market’s listing requirements.

In addition, if our common stock is delisted from the NASDAQ Capital Market at some later date, we may apply to have our common stock quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ Capital Market. In addition, if our common stock is not so listed or is delisted at some later date, our common stock may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. If our common stock is not so listed or is delisted from the NASDAQ Capital Market at some later date or were to become subject to the penny stock regulations, it is likely that the price of our shares would decline and that our shareholders would find it difficult to sell their shares.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding common stock in the public marketplace could reduce the price of our common stock.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common stock. An aggregate of 10,000,000 shares will be outstanding before the consummation of this offering and 11,000,000 shares will be outstanding immediately after this offering, if the maximum offering is raised. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.  See “Shares Eligible for Future Sale.”

We have not determined a specific use for a significant portion of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

Our management will have considerable discretion in the application of the net proceeds received by us. We have allocated 10% of the net proceeds from this offering to working capital.  In addition, in the event we are unable to locate favorable locations for additional sales points, we have reserved the right to re-allocate funds currently allocated to that purpose to our general working capital. If that were to happen, then our management would have significant discretion over even more of the net proceeds to be received by our company in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value. See “Use of Proceeds.”

Entities controlled by our employees, officers and/or directors will control a majority of our common stock, decreasing your influence on shareholder decisions.

Assuming the sale of the maximum offering, entities controlled by our employees, officers and/or directors will, in the aggregate, beneficially own approximately 60% of our outstanding shares, including those shares owned by our current director, Lanhai Sun, who is expected to resign upon completion of the offering. Assuming the sale of the minimum offering, entities controlled by our employees, officers and/or directors will, in the aggregate, beneficially own approximately 61% of our outstanding common stock, including those shares owned by our current director, Lanhai Sun, who is expected to resign upon completion of the offering. As a result, our employees, officers and directors will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. These shareholders, acting individually or as a group, could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our common stock. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering. See “Principal Shareholders.”

We will have an ongoing relationship with our placement agent that may impact our ability to obtain additional capital.

In connection with this offering, we will, for a nominal amount, sell our placement agent warrants exercisable at a rate of one warrant per share to purchase up to ten percent of the shares sold in the offering. These warrants are exercisable for a period of five years from the date of issuance at a price equal to 120% of the price of the shares in this offering. During the term of the warrants, the holders thereof will be given the opportunity to profit from a rise in the market price of our common stock, with a resulting dilution in the interest of our other shareholders. The term on which we could obtain additional capital during the life of these warrants may be adversely affected because the holders of these warrants might be expected to exercise them when we are able to obtain any needed additional capital in a new offering of securities at a price greater than the exercise price of the warrants. See “Placement.”

Forward-Looking Statements

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	the timing of the development of future products;
•	projections of revenue, earnings, capital structure and other financial items;
•	the development of future company-owned and franchised stores;
•	statements of our plans and objectives;
•	statements regarding the capabilities of our business operations;
•	statements of expected future economic performance;
•	statements regarding competition in our market; and
•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Our Corporate Structure

Overview

All of our business operations are conducted through our Hong Kong and Chinese subsidiaries. The chart below presents our corporate structure.

Corporate History and Background

Qingdao Footwear was originally incorporated as Datone, Inc. on August 9, 2000 under the laws of the State of Delaware. The Company operated as a wholly-owned subsidiary of USIP.com, Inc., a Utah corporation.  On August 24, 2006, USIP.com, Inc. spun-off its subsidiary companies, one of which was Datone, Inc. On February 1, 2008, Datone, Inc. filed a Form 10-SB registration statement that was declared effective on November 13, 2008.

Datone, Inc. was a provider of both privately owned and company owned payphones and stations in New York. The Company generates revenues from the collection of the payphone coinage, a portion of usage of service from each payphone and a percentage of long distance calls placed from each payphone from the telecommunications service providers. In addition, the Company also generated revenues from the service and repair of privately owned payphones and sales of payphone units.

On February 12, 2010, the Company completed a reverse acquisition transaction through a share exchange with Glory Reach International Limited, a Hong Kong limited company (“Glory Reach”), the shareholders of Glory Reach (the “Shareholders”), Greenwich Holdings LLC and QHS, whereby the Company acquired 100% of the issued and outstanding capital stock of Glory Reach in exchange for 10,000 shares of our Series A Convertible Preferred Stock.  These shares of our Series A Convertible Preferred Stock constituted 97% of our issued and outstanding capital stock on an as-converted to common stock basis as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Glory Reach became our wholly-owned subsidiary and the former shareholders of Glory Reach became our controlling stockholders. The share exchange transaction with Glory Reach was treated as a reverse acquisition, with Glory Reach as the acquirer and Datone, Inc. as the acquired party for accounting and financial reporting purposes.

Immediately following the closing of the reverse acquisition of Glory Reach, one of the Shareholders transferred 337 of the 874 shares of Series A Convertible Preferred Stock issued to him under the share exchange to certain persons who provided services to Glory Reach’s subsidiaries, pursuant to share allocation agreements that the Shareholder entered into with such service providers.

Upon the closing of the reverse acquisition, Craig H. Burton, our president and director, Joseph J. Passalaqua, our secretary and director, and Joseph Meuse, our director, submitted resignation letters pursuant to which they resigned from all offices that they held effective immediately and from their position as our directors that became effective on the tenth day following the mailing by us of an information statement to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act, was mailed out on March 8, 2010. In addition, our board of directors on February 12, 2010 appointed Tao Wang (Chairman), Renwei Ma and Lanhai Sun to fill the vacancies created by such resignations, which appointments became effective upon the effectiveness of the resignation of Craig H. Burton, Joseph J. Passalaqua and Joseph Meuse on March 18, 2010, the tenth day following the mailing by us of the information statement to our stockholders on March 8, 2010. In addition, our executive officers were replaced by QHS’ executive officers upon the closing of the reverse acquisition as indicated in more detail below.

As a result of our acquisition of Glory Reach, we now own all of the issued and outstanding capital stock of Glory Reach, which in turn owns all of the outstanding capital stock of QHS.

Glory Reach was established in Hong Kong on November 18, 2009 to serve as an intermediate holding company. QHS was established on the PRC on May 11, 2003 for the purpose of engaging in the development and sales of shoe products. On February 8, 2010, pursuant to the restructuring plan, Glory Reach acquired 100% of the equity interests in QHS from Mr. Tao Wang, our Chief Executive Officer, and other minority shareholders, who are all PRC residents. On February 4, 2010, the local government of the PRC issued the certificate of approval regarding the change in shareholding of QHS and its transformation from a PRC domestic company to a wholly-foreign owned enterprise.

Since there is common control between the Glory Reach and QHS, for accounting purposes, the acquisition of QHS has been treated as a recapitalization with no adjustment to the historical basis of its assets and liabilities. The restructuring has been accounted for using the “as if” pooling method of accounting and the operations were consolidated as if the restructuring had occurred as of the beginning of the earliest period presented in our consolidated financial statements and the current corporate structure had been in existence throughout the periods covered by our consolidated financial statements.

Immediately following the acquisition of Glory Reach, under an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Conveyance Agreement”), we transferred all of our pre-acquisition assets and liabilities to our wholly-owned subsidiary, DT Communications, Inc.

On March 1, 2010, Swift Dynamic, being the record holder of 6,495 shares of our Series A Preferred Stock, constituting 63.0% of the voting power of our issued and outstanding shares of our Common Stock and Series A Preferred Stock, voting together as a single class, consented in writing to an amendment to our certificate of incorporation to change our name to “Qingdao Footwear, Inc.”

Use of Proceeds

After deducting the estimated placement discount and offering expenses payable by us, we expect to receive net proceeds of approximately $4,279,998 from this offering if the minimum offering is sold and $5,200,000 if the maximum offering is sold. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the funds in China until remittance is completed. See “Risk Factors – We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take a number of months.”

We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority. We do not expect that our priorities for fund allocation would change if the amount we raise in this offering exceeds the size of the minimum offering but is less than the maximum offering.

Description of Use	Percentage of Net Proceeds
Increase the number of sales points	50%
Advertising	20%
Increase inventory	20%
Working capital	10%
Total	100%

We anticipate using one-half of the proceeds of this offering to increase the number of sales points for our products.  We currently sell our products through distributors, flagship stores and third-party operators, and we believe it is important to our growth strategy to continue to expand the number of locations our products are available in our area of competition.  We have focused our efforts on growing our sales in Shandong province generally and Qingdao city in particular, and we expect to devote much of the proceeds from this offering to increasing the number of sales points for our products in our region.  In our experience, establishing a new sales point such as a company-owned flagship store in Qingdao typically requires approximately three months and costs approximately $120,000.  To the extent we are unable to locate suitable locations for sales points on terms that are acceptable to our company, we reserve the right to allocate such unused funds to our general working capital purposes.

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations.

Dividend Policy

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

Exchange Rate Information

Our business is primarily conducted in China. While our functional currency is the RMB, we use the U.S. dollar as our reporting currency; therefore, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then-current exchange rates, for the convenience of the readers. Our financial statements have been translated into U.S. dollars in accordance with Accounting Standards Codification (“ASC”) 830-10, “Foreign Currency Matters.” We have translated our asset and liability accounts using the exchange rate in effect at the balance sheet date. We translated our statements of operations using the average exchange rate for the period. We reported the resulting translation adjustments under other comprehensive income. Unless otherwise noted, we have translated balance sheet amounts with the exception of equity at December 31, 2009 at ¥6.8166 to $1.00 as compared to ¥6.8166 to $1.00 at December 31, 2008. The average translation rates applied to income statement accounts for the year ended December 31, 2009 and the year ended December 31, 2008 were ¥6.8208 and ¥6.9372, respectively.

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On May 21, 2010, the interbank rate was ¥6.8378 to $1.00. The Company does not currently engage in currency hedging transactions.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Interbank Rate
Period	Period-End	Average	High	Low
	(RMB per U.S. Dollar)
2004	8.2865	8.2872	8.2870	8.2365
2005	8.0734	8.2033	8.2666	8.0566
2006	7.8175	7.9819	8.0715	7.7845
2007	7.3141	7.6172	7.8062	7.2941
2008	6.8542	6.9623	7.2941	6.7480
2009	6.8372	6.8409	6.8430	6.7880
2010
January	6.8369	6.8347	6.8295	6.7836
February	6.8367	6.8377	6.8336	6.7941
March	6.8361	6.8359	6.8268	6.8136
April	6.8358	6.8329	6.8280	6.7471
May (through May 21, 2010)	6.8378	6.8367	6.8379	6.8350

Capitalization

The following table sets forth our capitalization as of March 31, 2010 on a pro forma as adjusted basis giving effect to the sale of the minimum and maximum offering at an assumed public offering price of $6.00 per share and to reflect the application of the proceeds after deducting the estimated placement fees.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Capital Stock.”

Minimum Offering (833,333 shares of common stock)
U.S. Dollars
March 31, 2010

	As Reported	Pro Forma Adjusted for Offering(1)
COMMON STOCK
Shares	10,000,000	10,833,333
Amount	$1,000	$1,083
Additional Paid-In Capital	$319,480	$4,599,395	(4)
Retained Earnings	$725,221	$725,221
Accumulated Other Comprehensive Income	$441,116	$441,116
Total Shareholders’ Equity	$1,486,817	$5,766,815

Maximum Offering (1,000,000 shares of common stock)
U.S. Dollars
March 31, 2010

	As Reported(1)	Pro Forma Adjusted for Offering(2)
COMMON STOCK
Shares	10,000,000	11,000,000
Amount	$1,000	$1,100
Additional Paid-In Capital	$319,480	$5,519,380	(2)
Retained Earnings	$725,221	$725,221
Accumulated Other Comprehensive Income	$441,116	$441,116
Total Shareholders’ Equity	$1,486,817	$6,686,817

(2)
Gives effect to the sale of the minimum offering and the maximum offering, as applicable, at an assumed public offering price of $6.00 per share and to reflect the application of the proceeds after deducting the estimated underwriting discounts and our estimated offering expenses.

(4)
Pro forma adjusted for offering additional paid in capital reflects the net proceeds we expect to receive, after deducting a 7% underwriting discount, a 1% non-accountable expense allowance and approximately $320,000 in expenses. In a minimum offering, we expect to receive net proceeds of $4,279,998 ($4,999,998 offering, less underwriting discount of $350,000, non-accountable expense allowance of $50,000 and offering expenses of $320,000). In a maximum offering, we expect to receive net proceeds of $5,200,000 ($6,000,000 offering, less underwriting discount of $420,000, non-accountable expense allowance of $60,000 and offering expenses of $320,000).

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Disclaimer Regarding Forward-Looking Statements

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this registration statement. We use terms such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. The following discussion of the financial condition and results of operation of the Company for the three months ended March 31, 2010 and the fiscal years ended December 31, 2009 and 2008, should be read in conjunction with the selected financial data, the financial statements and the notes to those statements that are included elsewhere in this registration statement.

The discussion of the results of operations below are of Qingdao Footwear and its subsidiaries, Glory Reach and QHS, and have been derived from the financial statements that are included elsewhere in this prospectus. Glory Reach is deemed to be the accounting acquirer in the share exchange transaction consummated as of February 12, 2010, which is further described in the section, “Our Corporate Structure” in this prospectus. Since there is common control between the Glory Reach and Qingdao Shoes, for accounting purposes, the acquisitions of Qingdao Shoes has been treated as a recapitalization with no adjustment to the historical basis of their assets and liabilities.

The restructuring has been accounted for using the “as if” pooling method of accounting and the operations were consolidated as if the restructuring had occurred as of the beginning of the earliest period presented in our consolidated financial statements and the current corporate structure had been in existence throughout the periods covered by our consolidated financial statements.

Overview

We are a designer and retailer of branded footwear in Northern China. We were organized to service what we believe is an unmet and increasing demand for high quality formal and casual footwear throughout the PRC. As urbanization and individual purchasing power have increased in China, the demand for leather footwear has also grown.

Our principal business includes (1) designing and selecting designs for men’s and women’s leather shoe lines; (2) sourcing and purchasing contract-manufactured footwear; and (3) selling these lines of footwear under our proprietary brand, “Hongguan.” We do not manufacture or assemble any shoes.  We operate a number of flagship stores throughout greater Qingdao. Our products are also brought to market through our extensive distribution network of authorized independent distributors as well as through third party retailers selected to operate exclusive Hongguan brand stores on our behalf. Our company headquarters and main sales office is located in Shandong province in northern China, in the city of Jimo, less than 25 miles from the major urban center of Qingdao.

Previous Organization and Reverse Acquisition

During fiscal year 2009, our company’s corporate entity, Datone, Inc., was a provider of both privately owned and company owned payphones and stations in New York. Datone, Inc. received revenues from the collection of the payphone coinage, a portion of usage of service from each payphone and a percentage of long distance calls placed from each payphone from the telecommunications service providers. In addition, Datone, Inc. also received revenues from the service and repair of privately owned payphones, sales of payphone units.

On February 12, 2010, our company completed a reverse acquisition transaction through a share exchange with Glory Reach and the shareholders of Glory Reach (the “Glory Reach Shareholders”), whereby Qingdao Footwear (Datone, Inc. at the time) acquired 100% of the issued and outstanding capital stock of Glory Reach in exchange for 10,000 shares of Datone, Inc.’s Series A Preferred Stock.  This preferred stock constituted 97% of our issued and outstanding capital stock on an as-converted to common stock basis as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Glory Reach became our wholly-owned subsidiary and the Glory Reach Shareholders became our beneficially controlling stockholders. The share exchange transaction with Glory Reach was treated as a reverse acquisition, with Glory Reach as the acquirer and Datone, Inc. as the acquired party.  In connection with this acquisition, Datone, Inc. changed its name to “Qingdao Footwear, Inc.” and changed its operations from serving as a provider of payphones and stations in New York to serving as a holding company for a designer and retailer of branded footwear in Northern China.

As a result of our acquisition of Glory Reach, we now own all of the issued and outstanding capital stock of Glory Reach, which in turn owns all of the outstanding capital stock of QHS.

Results of Operations

Comparison of Years Ended December 31, 2009 and December 31, 2008

The following table sets forth key components of our results of operations during the twelve months periods ended December 31, 2009 and 2008, both in dollars and as a percentage of our net sales. As the reverse acquisition of Glory Reach was entered into after December 31, 2009 and during the periods indicated QHS was the only entity in our combined business that had operations, the results of operations below refer only to that of QHS.

	Year Ended December 31, 2009		Year Ended December 31, 2008
	Amount	% of Net Sales	Amount	% of Net Sales
Net Sales	$17,863,891	100%	$13,904,314	100%
Cost of sales	10,162,778	57%	8,246,592	59%
Gross profit	7,701,113	43%	5,657,722	41%
Selling, General and Administrative Expenses	969,645	5%	814,830	6%
Operating Income	6,731,468	38%	4,842,892	35%
Other income & interest expense	27,318	0%	4,704	0%
Income Before Income Taxes	6,758,786	38%	4,847,596	35%
Income taxes	1,689,697	9%	1,211,899	9%
Net income	$5,069,089	28%	$3,635,697	26%

Net Sales. Our net sales increased to $17,863,891 in the year ended December 31, 2009 from $13,904,314 in 2008, representing a 28% increase year-over-year. This increase was mainly due to an increase in the number of new stores and increase in sales volume at existing stores.

Cost of Sales. Our cost of sales increased to $10,162,778 in the year ended December 31, 2009 from $8,246,592 in the year of 2008, on account of more goods sold.  The cost of goods sold to sales ratio changed from 59% to 57%, mainly due to greater efficiencies in our cost control.

Gross Profit and Gross Margin. Our gross profit increased to $7,701,113 in the year ended December 31, 2009 from $5,657,722 in 2008. Gross profit as a percentage of net revenue was 43% and 41% for the year ended December 31, 2009 and 2008, respectively. The slight increase in the gross margin was primarily due to the ability to raise the selling price and greater efficiencies in cost control.

Selling, General and Administrative Expenses. Our selling, general and administration grew slightly to $969,645 in the year ended ended December 31, 2009 from $814,830 in year 2008. This increase was mainly due to our rapid growth as we increased sales volume.

Other Income. Other income increased to $27,318 in the year ended December 31, 2009 from $4,704 in 2008.

Income before Income Taxes. Our income before income taxes in creased to $6,758,786 in the year ended December 31, 2009 from $4,847,596 in 2008. This increase was due to the general expansion in our operational scope.

Income Taxes. Income tax increased to $1,689,697 in the year ended December 31, 2009 from $1,211,899 in 2008. The increase was due to an increase in income, as our income tax rate remained the same.

Net Income. In the year ended December 31, 2009, we generated a net income of $5,069,089 , an increase from $3,635,697 in 2008. This increase was primarily due to successful scaling out of our business model.

Liquidity and Capital Resources

As of December 31, 2009, we had cash and cash equivalents of $61,131, primarily consisting of cash on hand and demand deposits. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report. To date, we have financed our operations primarily through cash flows from operations and equity contributions by our shareholders.

The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flows
(all amounts in U.S. dollars)

	Year Ended December 31,
	2009	2008
Net cash provided by operating activities	$9,846,859	$7,746,685
Net cash used in investing activities	(6,107,882)	(5,823,377)
Net cash used in financing activities	(3,799,530)	(1,874,600)
Effects of Exchange Rate Change on Cash	3,150	35,218
Net Increase (Decrease) in Cash	(57,403)	83,926
Cash at Beginning of the Year	118,534	34,608
Cash at End of the Year	61,131	118,534

Operating activities

Net cash provided by operating activities was $9,846,859 for the year ended December 31, 2009, as compared to $7,746,685 for the year ended December 31, 2008. The increase in net cash provided by operating activities was due to growth in the scope of our business.

Investing activities

Net cash used in investing activities for the year ended December 31, 2009 was $(6,107,882) as compared to $(5,823,377) for the year ended December 31, 2008. The increase in net cash used in investing activities was mainly due to additional purchase of property and equipment.

Financing activities

Net cash used in financing activities for the year ended December 31, 2009 was $(3,799,530), as compared to $(1,874,600) for the year ended December 31, 2008. The significant increase in net cash used in financing activities was mainly due to more distributions to shareholders during 2009.

Comparison of Three Months Ended March 31, 2010 and March 31, 2009

The following table sets forth key components of our results of operations during the three months ended March 31, 2010 and 2009, both in dollars and as a percentage of our net sales.

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2009
	Amount	% of Net Sales	Amount	% of Net Sales
Net Sales	$4,765,812	100%	$4,455,898	100%
Cost of sales	2,656,755	56%	2,522,338	57%
Gross profit	2,109,057	44%	1,933,560	43%
Operating Expenses	278,115	6%	231,680	5%
Operating Income	1,830,942	38%	1,701,880	38%
Other income & interest expense	(819)	0%	9,011	0%
Income Before Income Taxes	1,830,123	38%	1,710,891	38%
Income taxes	457,531	10%	427,723	10%
Net income	$1,372,592	29%	$1,283,168	29%

Net Sales. Our net sales increased to $4,765,812 in the three months ended March 31, 2010 from $4,455,898 in the same period in 2009, representing 7% revenue growth. This increase was mainly due to an increase in the sales volume at existing stores.

Cost of Sales. Our cost of sales increased to $2,656,755 in the three months ended March 31, 2010 from $2,522,338 in the same period in 2009, on account increased sales volume. The cost of goods sold per sales ratio decreased to 56% from 57%, mainly due to efficiencies in our cost control.

Gross Profit and Gross Margin. Our gross profit increased to $2,109,057 in the three months ended March 31, 2010 from $1,933,560 in the same period in 2009. Gross profit as a percentage of net revenue was 44% for the three months ended March 31, 2010 and 43% in 2009. The slight increase in the gross profit and margin is due to the factors discussed above.

Operating Expenses. Our selling, general and administration grew slightly to $260,110 in the three months ended March 31, 2010 from $218,547 in the same period in 2009. This was mainly due to increased sales volume.

Other Income & Interest Expense. Other Income & Interest Expense decreased to ($819) in the three months ended March 31, 2010 from $9,011 in the same period in 2009.  Other Income and Interest Expense is a negligible percentage of our revenue.

Income before Income Taxes. Our income before income taxes increased to $1,830,123 in the three months ended March 31, 2010 from $1,710,891 in the same period in 2009. This increase was due to expansion in our operational scope.

Income Taxes. Income tax increased to $457,531 in the three months ended March 31, 2010 from $427,723 in the same period in 2009. The increase was due to an increase in income, as our tax rate remained constant.

Net Income. In the three months ended March 31, 2010, we generated a net income of $1,372,592, an increase from $1,283,168 in the same period in 2009. This increase was primarily due to the factors discussed above.

Liquidity and Capital Resources

As of March 31, 2010, we had cash and cash equivalents of $378,219, primarily consisting of cash on hand and demand deposits. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report. To date, we have financed our operations primarily through cash flows from operations and equity contributions by our shareholders.

The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flows
(all amounts in U.S. dollars)

	Three Months Ended March 31,
	2010	2009
Net cash provided by operating activities	$916,821	$2,076,807
Net cash provided by (used in) investing activities	(661,971)	(1,954,613)
Net cash provided by (used in) financing activities	61,895	0
Effects of Exchange Rate Change in Cash	343	(294)
Net (Decrease) Increase in Cash and Cash Equivalents	317,088	121,945
Cash and Cash Equivalent at Beginning of the Year	61,131	118,534
Cash and Cash Equivalent at End of the Year	378,219	240,479

Operating activities

Net cash provided by operating activities was $916,821 for the three months ended March 31, 2010, as compared to $2,076,807 for the same period in 2009. The decrease in net cash provided by operating activities was due to an increase in accounts receivable. We recently introduced more flexible payment schedules to some of our distributers as a sales incentive.

Investing activities

Net cash used by investing activities for the three months ended March 31, 2010 was $(661,971) as compared to $(1,954,613) net cash used in investing activities during the same period of 2009. The decrease in net cash used by investing activities was mainly due to decrease in advances to related parties.

Financing activities

Net cash used in financing activities for the three months ended March 31, 2010 was $61,895, as compared to $0 in the same period of 2009. The increase in net cash provided by financing activities was due to proceeds from a bank loan.

We believe that our cash on hand and cash flow from operations will meet part of our present cash needs and we will require additional cash resources, to meet our expected capital expenditure and working capital for the next 12 months. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to ramp up our marketing efforts and increase brand awareness, or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change in the industry and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

We may experience seasonal fluctuations in our revenue in some regions in the PRC, based on the seasonal changes in the weather and the tendency of customers to make purchases relating to their apparel suitable for the time of year.  Any seasonality may cause significant pressure on us to monitor the development of materials accurately and to anticipate and satisfy these requirements. Our revenues are usually higher in the first and fourth quarters due to seasonal purchases.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue Recognition

Retail sales are recognized at the point of sale to customers, are recorded net of estimated returns, and exclude value added tax (“VAT”). Wholesales to its contracted customers are recognized as revenue at the time the product is shipped and title passes to the customer on an FOB shipping point basis.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the amount of revenues and expenses during the reporting periods.  Management makes these estimates using the best information available at the time the estimates are made.  However, actual results could differ materially from those estimates.

Accounts Receivable

Accounts receivable consists of unpaid balances due from the whole-sale customers. Such balances generally are cleared in the subsequent month when the whole-sale customers place another order. The Company does not provide an allowance for doubtful accounts because the Company has not experienced any credit losses in collecting these amounts from whole-sale customers.

Impairment of Long-Lived Assets

The Company accounts for impairment of property and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value. There was no impairment of long-lived assets for the years ended December 31, 2009 and 2008.

Inventories

Merchandise inventories are stated at the lower of cost or market.  Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a salable condition.  In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels.  Our reserve requirements generally increase as our projected demand requirements; or decrease due to market conditions and product life cycle changes.  The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

In addition, the Company estimates net realizable value based on intended use, current market value and inventory ageing analyses.  The Company writes down inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and their estimated market value based upon assumptions about future demand and market conditions.

Comprehensive Income

The Company has adopted the provisions of ASC 220 “Reporting Comprehensive Income” which establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements.

ASC 220 defines comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities. The Company’s other comprehensive income arose from the effect of foreign currency translation adjustments.

Foreign Currency Translation

The Company’s functional currency is Chinese currency Renminbi (“RMB”) and its reporting currency is the U.S. dollar. Transactions denominated in foreign currencies are translated into U.S. dollar at exchange rate in effect on the date of the transactions. Exchange gains or losses on transaction are included in earnings.

The financial statements of the Company are translated into United States dollars in accordance with the provisions of ASC 830 “Foreign Currency Matters”, using the year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for the equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. At December 31, 2009 and 2008, the cumulative translation adjustment of $440,775 and $437,665 were classified as an item of accumulated other comprehensive income in the shareholders’ equity section of the balance sheet respectively.  For the years ended December 31, 2009 and 2008, other comprehensive income was $3,110 and $232,047, respectively.

Recent Accounting Pronouncements

Fair Value Measurements and Disclosures (Included in ASC 820, previously FSP No. 157-4, “Determining Whether a Market is Not Active and a Transaction Is Not Distressed”). FSP No. 157-4 clarifies when markets are illiquid or that market pricing may not actually reflect the “real” value of an asset.  If a market is determined to be inactive and market price is reflective of a distressed price then an alternative method of pricing can be used, such as a present value technique to estimate fair value.  FSP No. 157-4 identifies factors to be considered when determining whether or not a market is inactive.  FSP No. 157-4 would be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 and shall be applied prospectively.  The adoption of this standard had no material effect on the Company’s financial statements.

Interim Disclosures about Fair Value of Financial Instruments (Included in ASC 825 “Financial Instruments”, previously FSP SFAS No. 107-1). This guidance requires that the fair value disclosures required for all financial instruments within the scope of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, be included in interim financial statements.  This guidance also requires entities to disclose the method and significant assumptions used to estimate the fair value of financial instruments on an interim and annual basis and to highlight any changes from prior periods.  FSP 107-1 was effective for interim periods ending after September 15, 2009.  The adoption of FSP 107-1 had no material impact on the Company’s financial statements.

Consolidation of Variable Interest Entities – Amended (To be included in ASC 810 “Consolidation”, previously SFAS 167 “Amendments to FASB Interpretation No. 46(R)”). SFAS 167 amends FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” to require an enterprise to perform an analysis to determine the primary beneficiary of a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity.  SFAS 167 also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity.  SFAS 167 is effective for the first annual reporting period beginning after November 15, 2009 and will be effective for us as of January 1, 2010.  The management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements.

FASB Accounting Standards Codification (Accounting Standards Update “ASU” 2009-1). In June 2009, the Financial Accounting Standard Board (“FASB”) approved its Accounting Standards Codification (“Codification”) as the single source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the SEC and its staff.  The Codification is effective for interim or annual financial periods ending after September 15, 2009 and impacts our financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification.  There have been no changes to the content of our financial statements or disclosures as a result of implementing the Codification.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 (“ASC Update 2009-05”), an update to ASC 820, Fair Value Measurements and Disclosures.  This update provides amendments to reduce potential ambiguity in financial reporting when measuring the fair value of liabilities.  Among other provisions, this update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the valuation techniques described in ASC Update 2009-05.  ASC Update 2009-05 will become effective for the Company’s annual financial statements for the year ended December 31, 2009. The adoption of this standard had no material effect on the Company’s financial statements.

In October 2009, the FASB issued Accounting Standards Update, 2009-13, Revenue Recognition (Topic 605) “Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force”.  This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting.  This update establishes a selling price hierarchy for determining the selling price of a deliverable.  The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available.  The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted.  The management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements.

In December 2009, FASB issued ASU No. 2009-16, Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140. The amendments in this Accounting Standards Update improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets.  In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting.  The management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements.

In December, 2009, FASB issued ASU No. 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Accounting Standards Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R).  The amendments in this Accounting Standards Update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity.  An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity.  The amendments in this Update also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements.  The management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements.

In January 2010, FASB issued ASU No. 2010-01- Accounting for Distributions to Shareholders with Components of Stock and Cash.  The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements.

In January 2010, FASB issued ASU No. 2010-02 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification.  The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity.  The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity.  The amendments in this update are effective beginning in the period that an entity adopts SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51.”  If an entity has previously adopted SFAS No.160 as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009.  The amendments in this update should be applied retrospectively to the first period that an entity adopted SFAS No. 160.  The management does not expect the adoption of this ASU to have a material impact on the Company’s financial statements.

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements.  This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2.  A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  2)  Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number).  This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows: 1) Level of disaggregation.  A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position.  A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques.  A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.  The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  These disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The management does not expect the adoption of this ASU to have a material impact on the Company’s financial statements.

Our Business

Overview

We are a designer and retailer of branded footwear in Northern China. We were organized to service what we believe is an unmet and increasing demand for high quality formal and casual footwear throughout the PRC. As urbanization and individual purchasing power has increased in China, the demand for leather footwear has also grown.

Our principal business includes (1) designing and selecting designs for men’s and women’s leather shoe lines; (2) sourcing and purchasing contract-manufactured footwear; and (3) selling these lines of footwear under our proprietary brand, “Hongguan.” We do not manufacture or assemble any shoes.  We operate a number of flagship stores throughout greater Qingdao. Our products are also brought to market through our extensive distribution network of authorized independent distributors as well as through third party retailers selected to operate exclusive Hongguan brand stores on our behalf. Our company headquarters and main sales office is located in Shandong province in northern China, in the city of Jimo, less than 25 miles from the major urban center of Qingdao.

Our Industry and Principal Market

China is the largest producer of footwear in the world, with at least 25,000 enterprises employing more than 10 million employees who manufacture more than 10 billion pairs of shoes per annum. China’s annual production accounts for nearly 70% of the 14.3 billion pairs of shoes produced worldwide. In 2008, roughly 75% of PRC production capacity was exported while the remaining 25% were consumed domestically. Chinese consumption of footwear reached 2.5 billion pairs in 2008.  We anticipate stable growth in the domestic footwear market for the next several years.  Beginning with the deterioration in the global economy in 2008 and the collapse of the Chinese textile and footwear export market, a material number of low margin manufacturers were forced out of business. Domestic consumption and retail sales within China, however, remained robust throughout the export downturn and global financial crisis. As we have intentionally avoided the manufacturing sector, we were able to capitalize on the economic conditions and maintain our profit margin and by capitalizing on overcapacity in our sourcing market and growing consumer demand.

PRC Domestic Consumption

According to the CIA World Factbook, China’s gross domestic product (“GDP”) growth rate has exceeded both the United States’ and the world’s GDP growth rate over the past ten years:

Along with growth in the economy as a whole, Chinese domestic consumption has increased in line with rapid urbanization and increases in disposable income over the past 15 years. Per capita urban disposable income has increased by an annualized rate of 12.9% over the 5 years ending in 2008, and is anticipated to top $2,000 in 2012. The urban population as a percentage of the total population increased from 40.6% in 2003 to 46.6% at the end of 2009, and this trend is expected to continue into the future.  The United Nations estimates that China’s population is likely to be evenly split between rural and urban areas by 2015.

These trends have driven a boom in retail sales in the PRC, which is expected to grow to well over two trillion dollars by 2011, representing an annualized growth of 11.8% over the prior ten years.

The PRC Footwear Market

China’s footwear market generated total revenues of approximately $11.7 billion dollars in 2008.  According to Datamonitor, from 2004 through 2008, revenues grew at a cumulative annual growth rate of approximately 10.7%.

China’s footwear market accounts for approximately 34% of the entire Asia-Pacific footwear market’s value, and China is expected to continue to grow in future periods by over 8% per year through 2013, while the most valuable market, Japan, which holds approximately 35.8% of the footwear market value in the region, is expected to decrease by approximately 0.8% per year over the same period.

While Chinese per capita footwear consumption is lower than a number of other countries, China surpassed the United States in 2008 as the country that purchases the most pairs of footwear in the aggregate.  Because the average Chinese consumer purchases an average of two pairs of shoes annually, far fewer than consumption levels in Korea, Japan or the West, shoe consumption are expected to approach levels of other nations with similar cultural consumption characteristics if China’s consumer wealth continues to grow.  For this reason, we expect the market is likely to continue to grow for the foreseeable future.

Our Growth Strategy

We believe that the market for affordable, high quality footwear in China provides us with attractive and sustainable growth opportunities.  We intend to pursue the following strategies to achieve our goal:

(1)	Continue our aggressive marketing and advertising campaigns in order to gain brand awareness.
(2)	Expand distributor and third party operator stores in prime locations to maximize profits.
(3)	Bring more self owned stores online to increase higher margin sales.
(4)	Continue to strive for excellence in quality, customer service and design in order to attract new and retain repeat customers.
(5)	Leverage our growing purchasing power with manufacturers to lower costs.

Our Products

Our products consist of men and women’s footwear. Our designs are on the whole targeted at consumers seeking business casual and formal leather shoes appropriate for an office setting. Each year we design or commission designs for more than 300 unique styles. We do not manufacture our products, but instead outsource manufacturing to third parties. Our designs are split roughly evenly between men’s and women’s products. Designs are made based on collaboration between our sales department and design department regarding market demand and assessment of what will designs be fashionable in the upcoming season. As of March 31, 2010, Men’s footwear constituted approximately 60% of revenue and women’s footwear the remainder. Approximately 40% of sales were formal shoes, and the remainder is attributed to casual footwear.

Sourcing and Purchase of Products

We are a retailer and designer of footwear products, and as such we fully outsource production of our footwear to third party manufacturers. Due to excess capacity in the footwear manufacturing industry in the PRC, we have historically been able to source our products at competitive prices that allow us to maintain strong margins in comparison with our competitors. In this way, we avoid what we perceive to be the risks and lower margins associated with manufacturing footwear and are able to focus our energies on our brand building and retail business.

Our suppliers are selected for their ability to meet our high quality standards, timely execution of our orders and competitive pricing. As of March 31, 2010, we had contractual relationships with 60 footwear manufacturers. None of our suppliers accounted for more than 10% of the total cost of our goods sold in 2009. Our suppliers are mainly located in Wenzhou, Chongqing and various towns in Jiangsu.

Our contracts with suppliers are on an as ordered basis, with payment due at the end of the month of delivery, and are usually for a term of one year. Prices are negotiated based on a by design basis by our sourcing team. All of our suppliers are subject to our strict quality control standards, and we are entitled to return product without payment if it is not according to the quality set forth in our agreement.

During the year ended December 31, 2007, purchases from one vendor accounted for 13.2% of the total merchandise purchases of the Company. There is no such concentration for the year ended December 31, 2008 and year ended December 31, 2009.

Sales Channels

The following diagram details our current distribution channels:

As of March 31, 2010, we had 12 flagship stores, 11 exclusive third party managed retail outlets, and 192 outlets managed by distributors.

The following table details the locations of our sales network:

	Flagship Stores	Distributors	3rd Party Operators	Total
Shandong Province (excluding Qingdao)	0	155	6	161
Qingdao city (including Jimo)	12	26	4	42
Shanxi province	0	3	1	4
Hebei province	0	2	0	2
Xinjiang province	0	1	0	1
Tianjin city	0	1	0	1
Heilongjiang province	0	1	0	1
Liaoning province	0	1	0	1
Henan province	0	1	0	1

Our Primary Geographic Market

Shandong Province

Shandong Province is China’s second largest province (after Guangdong), with a population of approximately 94 million people.  The province is also China’s second most densely populated province (after Jiangsu), with 586 people per square kilometer, more than four times the average population density in China.  Gross domestic product (“GDP”) attributable to Shandong ranks it second among China’s provinces, accounting for more than ten percent of China’s GDP in 2008.

Qingdao City

Qingdao is a sub-provincial city in China comprised of seven districts and five county-level cities.  It is one of China’s twenty largest cities and one of the two largest cities in Shandong province, with approximately 200,000 more people living in Jinan city than in Qingdao city but more than 1.7 million more people living in the greater Qingdao administrative area than in Jinan’s administrative region.  Qingdao has a population of approximately 8 million residents, of whom approximately 3.8 million live in the urban area.

Qingdao’s per-capita GDP (approximately $7,616 in 2008) is above average in China (approximately $3,290 in 2008), in part due to the Chinese government’s decision in 1984 to designate Qingdao as a special economic and technology development zone.  For this reason, Qingdao’s local economy features a variety of foreign investment, with South Korea and Japan investments being particularly prominent in the area.

Flagship Stores

We directly own or lease and operate all of our flagship stores. All located in Jimo or greater Qingdao. Each store has an individual sales team and managers that report to our central office in Qingdao. All sales staff are compensated on a commission based pay scale. Locations are selected according to management’s estimation of market opportunity. Our flagship stores bear the Hongguan brand name and exclusively retail Hongguan brand footwear.

During the years ended December 31, 2009 and 2008, the sales generated by the Company’s flagship stores accounted for 16% and 15% of total sales, respectively.

Hongguan Flagship Outlets in Jimo:

Stores Managed by Third Party Operators

In order to meet consumer demand for our products and efficiently expand of our business, we also select certain third parties to operate Hongguan branded outlets. We have literature and rules regarding the location, size, store layout, interior design and product display of their Hongguan retail stores. All potential third party operators require prior approval before opening new stores. We visit potential locations for new outlets and consider the suitability of such locations before approval. Furthermore, all third party operators must personally operate their stores.

These operators are chosen based on the following criteria:

- Management experience in retail operations and our confidence in their ability to effectively meet our sales targets and high standards of conduct.

- Good credit and sufficient capital.

- Proposed store location, size and condition.

After approval, the third party operators must purchase a fixed amount of footwear stock at wholesale prices and Hongguan branded decorations for proper interior and exterior design. Third party operators then continue to pay wholesale prices for footwear on an on demand basis. Contracts with third party operators are typically for a period of two years.

Distributors

We identify suitable distributors and enter into distributorship agreements, usually for a term of two years. Distributors purchase wholesale priced shoes and vend them at sales points throughout China. We require our distributors to implement, monitor compliance with and enforce our retail store guidelines. Our distributors are independent third parties that do not pay us any fee other than the purchase price for the purchase of our products, nor do we pay them any incentives or fees.

Our distribution contracts usually contain the following terms:

Geographic limitation — distributors must sell our Hongguan branded footwear within a specific authorized location(s).

Wholesale price — distributors pay a discounted wholesale price for our products.

Payment and credit terms — payment and credit terms are on a case by case basis. The credit period is usually one month, and 25% percent of our distributors prepay for their stock.

Performance — QHS typically retains the right to end the agreement if a distributor does to meet sales targets.

Exclusivity — the distributorship agreements allow our distributors to sell our products under the Hongguan brand on an exclusive basis. If there are other brands featured at the distributor’s outlet, Hongguan brand shoes must constitute a certain percentage, generally a majority, of product on display. Furthermore, the products must be displayed according to our standards.

Training — training and instructional materials are provided to all of our distributers regarding product display, decoration, and sales techniques.

Renewal and termination — we can renew contracts at our discretion and can terminate contracts if contractual conditions including sales targets are not met.

We do not have a return policy with our distributors. In the event a distributor is unable to sell its stock, we will attempt to help it relocate such stock to a nearby QHS outlet.

Purchasing and Sales Prices

We have historically organized one sales fair per year in which distributors and third parties operators can view and select upcoming designs. We also maintain several showrooms in our head office in Jimo with the current and future product lines which our sales force visits on a regular basis.

We intend to keep the pricing of our products at reasonable levels in the foreseeable future in order to stay competitive and maintain product demand. Our wholesale prices are generally not more than a 50% discount to the sales price.

Employees

The table below details the various departments and number of employees in each.

Management and Sales	9
Design & Purchasing	3
Accounting	5
Warehouse	8
Administration	7
Sales	30
Total	62

We believe we are in material compliance with all applicable labor and safety laws and regulations in the PRC, including the PRC Labor Contract Law, the PRC Unemployment Insurance Law, the PRC Provisional Insurance Measures for Maternity of Employees, PRC Interim Provisions on Registration of Social Insurance, PRC Interim Regulation on the Collection and Payment of Social Insurance Premiums and other related regulations, rules and provisions issued by the relevant governmental authorities for our operations in the PRC. According to the PRC Labor Contract Law, we are required to enter into labor contracts with our employees and to pay them no less than local minimum wage.

Intellectual Property

Our products are sold under the Hongguan brand name, which is a registered trademark in the PRC.

Trademarks (Mandarin)	Trademarks	Certificate #	Valid Term
	Hongguan	3483788	March 14, 2005 to March 13, 2015

Advertising and Marketing Efforts

Our sales and marketing department is responsible for the organization of sales fairs, selection, review, execution and management of contracts with third parties and distributers, and operation of our own retail outlets. We utilize television, print media, radio, the internet and outdoor billboard displays to build brand awareness. Chinese popular television star Ren Quan is currently the face of QHS’ advertising campaign. In 2006, we entered into a contract with Ren Quan and purchased the rights to use his image for our marketing purposes. We are contractually obligated to maintain confidentiality as to the terms at which we acquired his rights. In 2010, we entered into a contract with another Chinese popular television star, Liu Xiaohu and purchased the rights to use his image for our marketing purposes, and he is featured in our television commercials and our various advertisements.

Competition

The retail and in particular the footwear retail industry are highly competitive in the PRC. Our competitors are a number of international and domestic enterprises with shoe sales operations in our target market, including but not limited to Jinhou Footwear Company, Liangda Leather Company, Haining Leather Footwear Company and Fude Leather Shoe Company. We expect the competition to become more intensified due to the entry of new footwear retailers in the PRC and as a result we may be subject to competitive pricing pressures in the future. Quality, cutting edge style, brand awareness, customer service, highly motivated sales force and affordable footwear prices are vital cornerstones to success in our industry

Design Team

Our design team consists of three full time designers that are engaged in creating new fashionable designs for upcoming seasons. They are also engaged in the review, selection and alteration of designs proposed by contract manufacturers. On average, our design team is responsible for the selection or creation 300 models of footwear per year.

Description of Property

Our principal executive offices are in Jimo, China.

Certificate No.	Jin Guo Yong (2007) 534
User of the Land	Wang Tao
Location	West #1 Huashan Road., Jimo City, Shandong Province
Usage	Industrial
Area	14,225 square meters
Form of Acquisition	By means of transfer
Expiration Date	December 28, 2052

The Company leases one of its stores from Mr. Tao Wang under a four-year operating lease expiring August 2011. For the years ended December 31, 2009 and 2008, rent expense of $17,593 and $17,298, respectively, was included in total rent expense for the respective years. The Company leases one of its warehouse buildings to Weidong Liang, brother-in-law of Mr. Tao Wang, for three years starting May 2008. Per the agreement, the lessee shall pay equal amount of advertising expense on behalf of the lessor as the lease payment. For the year ended December 31, 2009, the Company recorded other income of $87,966 from leasing the aforementioned building and advertising expense.

Regulation

Because our principal operating subsidiary, QHS, is located in the PRC, our business is regulated by the national and local laws of the PRC. We believe our conduct of business complies with existing PRC laws, rules and regulations.

General Regulation of Businesses

We believe we are in material compliance with all applicable labor and safety laws and regulations in the PRC, including the PRC Labor Contract Law, the PRC Production Safety Law, the PRC Regulation for Insurance for Labor Injury, the PRC Unemployment Insurance Law, the PRC Provisional Insurance Measures for Maternity of Employees, PRC Interim Provisions on Registration of Social Insurance, PRC Interim Regulation on the Collection and Payment of Social Insurance Premiums and other related regulations, rules and provisions issued by the relevant governmental authorities from time to time, for our operations in the PRC.

According to the PRC Labor Contract Law, we are required to enter into labor contracts with our employees. We are required to pay no less than local minimum wages to our employees. We are also required to provide employees with labor safety and sanitation conditions meeting PRC government laws and regulations and carry out regular health examinations of our employees engaged in hazardous occupations.

Foreign Currency Exchange

The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended (2008). Under these Rules, RMB is freely convertible for current account items, such as trade and service-related foreign exchange transactions, but not for capital account items, such as direct investment, loan or investment in securities outside China unless the prior approval of, and/or registration with, the State Administration of Foreign Exchange of the People’s Republic of China, or SAFE, or its local counterparts (as the case may be) is obtained.

Pursuant to the Foreign Currency Administration Rules, foreign invested enterprises, or FIEs, in China may purchase foreign currency without the approval of SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange (subject to a cap approved by SAFE) to satisfy foreign exchange liabilities or to pay dividends. In addition, if a foreign company acquires a company in China, the acquired company will also become an FIE. However, the relevant PRC government authorities may limit or eliminate the ability of FIEs to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside China are still subject to limitations and require approvals from, and/or registration with, SAFE.

Regulation of Income Taxes

On March 16, 2007, the National People’s Congress of China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Before the implementation of the New EIT Law, FIEs established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an earned income tax, or EIT, rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. The New EIT Law and its implementing rules impose a unified EIT rate of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our organization’s global income will be subject to PRC income tax of 25%. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors – Risks Related to Our Business – Under the New EIT Law, we may be classified as a ‘resident enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will timely adjust our effective income tax rate when necessary.

Dividend Distribution

Under applicable PRC regulations, FIEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a FIE in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

The New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises’ shareholder has a tax treaty with China that provides for a different withholding arrangement. QHS is considered an FIE and is directly held by our subsidiary Glory Reach in Hong Kong. According to a 2006 tax treaty between the Mainland and Hong Kong, dividends payable by an FIE in China to the company in Hong Kong who directly holds at least 25% of the equity interests in the FIE will be subject to a no more than 5% withholding tax. We expect that such 5% withholding tax will apply to dividends paid to Glory Reach by QHS, but this treatment will depend on our status as a non-resident enterprise.

Environmental Matters

Our operations are not subject to any environmental regulations.

Insurance

Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we could face liability from the interruption of our business as summarized under “Risk Factors – Risks Related to Our Business – We do not carry business interruption insurance so we could incur unrecoverable losses if our business is interrupted.”

Management

Directors and Executive Officers

Board of Directors and Officers Prior to Share Exchange

Prior to the consummation of the share exchange with Glory Reach, our board of directors consisted of three directors, Craig H. Burton, our former President, Joseph J. Passalaqua, and Joseph Meuse (the “Former Directors”). On February 12, 2010, the Former Directors submitted a letter of resignation and Tao Wang, Renwei Ma, and Lanhai Sun were appointed to our board of directors (the “Directors”). The resignation of the Former Directors and appointment of the Directors both became effective on March 18, 2010.

Current Board of Directors and Officers

From February 12, 2010 through present, the board of directors and executive officers have been as listed below.

NAME	AGE	POSITION
Tao Wang	39	Director and Chief Executive Officer
Renwei Ma	43	Director and General Counsel
Fang Sui	28	Chief Financial Officer, Controller
Wenmao Shi	39	Chief Operating Officer
Lanhai Sun	39	Director

Tao Wang.  Mr. Wang founded QHS in 2003 and has served as its chief executive officer since March 10, 2003.  Mr. Wang served as our Chief Executive Officer and as Chairman of our Board of Directors since our inception.  Before founding QHS, Mr. Wang was engaged in variety of capacities involving branding, strategic marketing and sales of footwear since 1992. Mr. Wang has over 18 years’ experience in China’s footwear industry.  We have selected Mr. Wang to serve as a director and as Chairman of the Board because he is our majority shareholder and has a rich background in the footwear industry.

Renwei Ma.  Mr. Ma has been QHS’ legal representative since the founding of QHS in March 2003, and was an initial investor in the Company. Prior to becoming QHS’s legal representative, he was self-employed, and was engaged in various entrepreneurial endeavors in the footwear industry. In 1991 he obtained a associate’s degree in marketing from Yantai Trade and Industry University. We have selected Mr. Wang to serve as a director and as Chairman of the Board because he is our legal representative and a founding investor in the company.

Fang Sui.  Ms. Sui joined QHS in March 2003. She has served as our chief financial officer since that time and is responsible for the company’s financial information. In 2000 she obtained a bachelor’s degree from Jimo Telecommunication University.  Ms. Sui is a qualified accountant in the PRC.

Wenmao Shi.  Mr. Shi has been served as our Chief Operating Officer since inception in 2003 and is responsible for QHS advertising, marketing and sales efforts.  Prior to joining QHS, Mr. Shi was a director of sales at Qingdao Double Star Group, a leading PRC footwear manufacturer. Mr. Shi has over 18 years of sales experience, and obtained a bachelors degree in economics in 1992 from Wuhan Southeast University of Economics and Law.

Lanhai Sun. Mr. Sun has been working as the Company’s financial consultant since 2005, and he has invested in and owns several QHS outlets. He is the general manager at Shandong Huibo Import & Export Co., Ltd. and Qingdao Xingguang Import & Export Co., Ltd, apparel trading companies, as well as serving as the CEO of SK Investment Group Ltd, a financial consulting firm.  We have selected Mr. Sun to serve as a director because of his experience in financial consulting and pivotal role assisting with our listing in the United States.

Anticipated Board of Directors and Officers upon Closing of this Offering

Upon closing of this offering, we expect that the board of directors and executive officers will be as listed below.  We expect that Mr. Lanhai Sun will resign his position as a director in order to allow us to meet NASDAQ’s requirement that a board of directors consist of a majority of independent directors.  All of our independent director candidates has informed us that they are willing to serve as independent directors beginning on or before the closing date of this offering.

NAME	AGE	POSITION
Tao Wang	39	Director and Chief Executive Officer
Renwei Ma	43	Director and General Counsel
Fang Sui	28	Chief Financial Officer, Controller
Wenmao Shi	39	Chief Operating Officer
Troy Mao	34	Independent Director (candidate)
Susan Woo	48	Independent Director (candidate)
John Zhang	39	Independent Director (candidate)

Troy Mao.  Mr. Mao has agreed to serve as an independent director upon completion of this offering.  Since 2008, Mr. Mao has served as Chief Financial Officer of China TransInfo Technology Corp. (NASDAQ: CTFO), a company that develops information systems technology solutions in China to serve the public sector.  In connection with this position, Mr. Mao has assisted China TransInfo in completing its listing on the NASDAQ Capital Market and its transition to the NASDAQ Global Market.  From 2006 through 2007, Mr. Mao served as a senior auditor for Deloitte & Touche Tohmatsu CPA, Ltd.'s Global Offering Group in Beijing, where he assisted Chinese companies with US GAAP issues in connection with their listing on US markets.  From 2003 through 2006, Mr. Mao worked for Deloitte & Touche LLP as a senior auditor and senior tax consultant.  Mr. Mao earned his bachelor's degree in Japanese from the University of International Relations in Beijing in 1998.  He earned a master's degree in computer science from Southeastern University in Washington DC in 2002.  Mr. Mao earned a master's degree in accounting in 2003 from the University of North Carolina. We have asked Mr. Mao to serve as a director because of his experience as a chief financial officer at a U.S. public company and because of his financial and auditing experience

Susan Woo.  Ms. Woo has agreed to serve as an independent director upon completion of this offering.  Since 1994, Ms. Woo has served as an auditor at Frazer Frost, LLP (formerly Moore Stephens Wurth Frazer and Torbet, LLP).  In connection with her position as an audit partner and director of Asian services at Frazer Frost, Ms. Woo has worked extensively with both US and Chinese-based companies in issues related to US GAAP, China GAAP and International GAAP.  She has worked with both public and private companies and has provided consulting services for Chinese companies to comply with US SOX 404 requirements, for US clients investing in China and for companies interested in cross-border transactions.  Ms. Woo has worked with clients on the New York Stock Exchange, NASDAQ Global, Global Select and Capital markets, as well as OTC companies.  Ms. Woo earned her bachelor's degree from California State University, Los Angeles in business administration accounting in 1993 and her master's degree in international taxation from Golden Gate University in 1998.  We have asked Ms. Woo to serve as a director because of her experience in advising companies as to the issues related to being a public company in the United States and because of her financial and auditing experience.

John Zhang.  Mr. Zhang has agreed to serve as an independent director upon completion of this offering.  Since 2006, Mr. Zhang has served as the managing director and founder of JC Global Capital Partners LLC, a consulting firm with expertise in assisting Chinese companies interested in completing reverse mergers.  From 2003 through 2006, Mr. Zhang was managing director of FirsTrust China Ltd in Shanghai, a specialty investment banking firm that is a subsidiariy of First Global Capital Corp of Atlanta, Georgia.  At FirsTrust, Mr. Zhang assisted Chinese companies raise capital through private and public offerings.  Mr. Zhang earned his bachelor's degree in electrical engineering from the University of Alabama in Huntsville in 1993 and his master's degree in business administration from Goizueta Business School at Emory University in 2002.  We asked Mr. Zhang to serve on our board because of his experience in assisting relatively young Chinese companies that are publicly listed in the United States.

Board of Directors and Board Committees

Our board of directors currently consists of three (3) directors. We expect that one current director, Lanhai Sun, will resign after this offering. We further expect that we will appoint three (3) independent directors, Troy Mao, Susan Woo and John Zhang, to bring our board to five (5) directors, including a majority of independent directors. There are no family relationships among any of our executive officers and directors. Our directors are currently elected each year at the annual shareholder meeting.

A director may vote in respect of any contract or transaction in which he is interested; provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

Upon completion of this offering, the Board of Directors will maintain a majority of independent directors who are deemed to be independent under the definition of independence provided by NASDAQ Listing Rule 5605(a)(15). While they are not currently on our board of directors, Troy Mao, Susan Woo and John Zhang have been invited to serve as our independent directors and have agreed to do so upon the completion of this offering.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Mr. Tao Wang currently holds both the positions of Chief Executive Officer and Chair of the Board. These two positions have not been consolidated into one position; Mr. Wang simply holds both positions at this time. We do not have a lead independent director because of the foregoing reason and also because we believe our independent directors are encouraged to freely voice their opinions on a relatively small company board. We believe this leadership structure is appropriate because we are a smaller reporting company in the process of listing on a public exchange; as such we deem it appropriate to be able to benefit from the guidance of Mr. Wang as both our principal executive officer and Chair of the Board.

Our Board of Directors plays a key role in our risk oversight. The Board of Directors makes all relevant Company decisions. As such, it is important for us to have both our Chief Executive Officer and Chief Financial Officer serve on the Board as they play key roles in the risk oversight or the Company. As a smaller reporting company with a small board of directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Board Committees

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee. The audit committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The nominating committee of the board of directors is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors.

Troy Mao, Susan Woo and John Zhang have agreed to serve on each of the nominating, audit and compensation committees.  John Zhang has agreed to serve as chair of the nominating committee.  Susan Woo has agreed to serve as chair of the compensation committee.  Susan Woo has agreed to serve as chair of the audit committee and as financial expert for audit committee purposes.

Executive and Director Compensation Determination

Prior to our reverse acquisition of Glory Reach, our operating subsidiaries were private limited companies organized under the laws of the PRC, and in accordance with PRC regulations, the salary and bonus of our executive officers was determined by our shareholders.

The compensation committee of the board of directors annually reviews the performance and total compensation package for the Company’s executive officers, including the Chief Executive Officer; considers the modification of existing compensation, and the adoption of new compensation plans; and recommends appropriate changes to the board of directors, which votes on such recommendations.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  To the Company’s knowledge, none of the required parties are delinquent in their Section 16(a) filings.

Involvement in Certain Legal Proceedings

The Company is not aware of any legal proceedings in which any director, officer, or any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any affiliate of any such director, officer, affiliate of the Company, or security holder, is a party adverse to the Company or has a material interest adverse to the Company.

Executive Officers and Directors

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)
Tao Wang, Chief Executive Officer	2008	8,088	3,676	11,764
	2009	8,088	3,676	11,764
Craig Burton, former President	2008	40,040	0	40,040
	2009	40,040	0	40,040

(1)
On February 12, 2010, we acquired Glory Reach in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Tao Wang became our Chief Executive Officer. Prior to the effective date of the reverse acquisition, Mr. Craig Burton served as President of Datone, Inc..

Summary of Employment Agreements and Material Terms

Prior to our reverse acquisition of Glory Reach, our operating subsidiaries were private limited companies organized under the laws of the PRC, and in accordance with PRC regulations, the salary and bonus of our executives was determined by our shareholders.

Other than the salary and necessary social benefits required by the government, we currently do not provide other benefits to the officers at this time. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

We have not provided retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officers.

Outstanding Equity Awards at Fiscal Year End

For the year ended December 31, 2009, no director or executive officer has received equity compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the year ended December 31, 2009 and currently no compensation arrangements are in place for the compensation of directors.
Limitation of Director and Officer Liability

The Company’s certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. To the extent Section 102(b)(7) is interpreted, or the Delaware General Corporation Law is amended, to allow similar protections for officers of a corporation, such provisions of the Company’s certificate of incorporation shall also extend to those persons. In addition, we have entered into Indemnification Agreements with our Directors, which provide for similar rights.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws, certificate of incorporation and Indemnification Agreements of the Company provide that:

•
The Company shall indemnify its directors and officers for serving the Company in those capacities or for serving other business enterprises at the Company’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.
•
The Company is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•
The Company will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Company’s board of directors or brought to enforce a right to indemnification.

•
The rights conferred in the bylaws are not exclusive, and the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Company may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.  The Company may at the discretion of the board of directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Related Party Transactions

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2007 year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Mr. Tao Wang entered into the contract with the Company to assume fiscal responsibilities for all tax liabilities recorded and potential penalties relating to all tax liabilities before December 31, 2009. As of December 31, 2008 and 2007, the assumed amount was $3,799,872 and $2,620,236, respectively, which mainly included VAT tax payable and income tax payable. As of September 30, 2009 the assumed amount was $3,464,650. According to PRC tax law, late or deficient tax payment could subject to significant tax penalty. On December 25, 2009, the local tax authority in Jimo City issued a “Tax Review Report”, stating that the tax authority reviewed the Company’s income tax, VAT tax, stamp tax and invoices for the period between June 2006 and November 2009 and noted that the Company had paid off all its tax liability by December 21, 2009.

The Company leases one of its stores from Mr. Tao Wang under a four-year operating lease expiring August 2011. For the years ended December 31, 2008 and 2007, related party rent expense of $17,298 and $15,800, respectively, was included in total rent expense of the year.

The Company leases one of its warehouse buildings to Weidong, Liang, brother-in-law of Mr. Tao Wang, for three years starting May 2008. Per the agreement, the lessee shall pay equal amount of advertising expense on behalf of the lessor as the lease payment. For the year ended December 31, 2008, the Company recorded other income of $57,660 from leasing the aforementioned building and advertising expense of $57,660.

Prior to the acquisition of QHS, the Company loaned Mr. Tao Wang amounts of $222,108 and $4,373,588 at September 30, 2009 and December 31, 2008, respectively. As of the date of this filing, all balances loaned by the Company to Mr. Tao Wang have been repaid and no loans to Mr. Tao Wang are outstanding.

Insider Transactions Policies and Procedures

The Company does not currently have an insider transaction policy.

Principal Shareholders

The following table sets forth information regarding beneficial ownership of our common stock (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 269 First Huashan Road, Jimo City, Qingdao, Shandong, China. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. The information in this table is as of May 21, 2010 based upon 10,000,000 shares of common stock outstanding. As of the date of the Prospectus, we had 277 shareholders of record.

Name and Address of Beneficial Owner	Office, if Any	Title of Class	Amount and Nature of Beneficial Ownership		Percent Ownership	Percent Voting Power(1)
Officers and Directors

Tao Wang	Chief Executive Officer, Director	Common Stock	6,300,150	(2)	63%	63%

Fang Sui	Chief Financial Officer	Common Stock	0		*	*

Renwei Ma	Director	Common Stock	0		*	*

Lanhai Sun	Director	Common Stock	300,700		3%	3%

All officers and directors as a group (4 persons named above)		Common Stock	6,600,850		66%	66%

5% Security Holders

Swift Dynamic Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, British Virgin Islands		Common Stock	6,300,150	(2)	63%	66%

Belmont Partners, 360 Main Street PO Box 393 Washington, Virginia 22747		Common Stock	700,340	(3)	7%	7%

Joseph Meuse, 360 Main Street PO Box 393 Washington, Virginia 22747		Common Stock	700,340	(3)	7%	7%

* Less than 1%

(1)           Common Stock shares have one vote per share.  Shares of Series A Convertible Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 970 shares of common stock upon the effectiveness of a planned 1-for-27 reverse split of our outstanding common stock, which we expect to become effective in or about May 30, 2010 and are presented on an as-converted basis.  Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock based on an assumed post 1-for-27 reverse split basis.

(2)           Based on 6,300,150 shares of Common Stock held by Swift Dynamic.  Tao Wang serves as Chief Executive Officer and Director of Swift Dynamic.

(3)           Based on 700,340 shares of Common Stock held by Belmont Partners.  Joseph Meuse exercises sole voting and dispositive control over the shares held by Belmont Partners.

Changes in Control

On February 12, 2010, the Company and its stockholders entered into the Exchange Agreement with Glory Reach, Glory Reach Shareholders, Greenwich Holdings LLC, and QHS.  Pursuant to the Exchange Agreement, the Company acquired all of the outstanding shares of Glory Reach from the Glory Reach Shareholders (the “Interests”); and the Glory Reach Shareholders transferred and contributed all of their Interests to us. In exchange, we issued to the Glory Reach Shareholders, their designees or assigns, 10,000 shares of our Series A Convertible stock, which constituted 97% of our issued and outstanding capital stock on an as-converted to common stock basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.  Therefore, Glory Reach became a wholly-owned subsidiary of the Company. The Share Exchange resulted in a change in control of the Company.

Further and in connection with the Share Exchange, on February 12, 2010, Craig H. Burton, our former President and current Director, Joseph J. Passalaqua, our former Secretary and current Director, and Joseph Meuse, our Director, submitted a resignation letter pursuant to which they resigned from all offices that they held effective immediately and from their position as our directors that became effective on March 18, 2010. In addition, our board of directors on February 12, 2010 appointed Tao Wang (Chairman), Renwei Ma and Lanhai Sun to fill the vacancies created by such resignations, which appointments became effective upon the effectiveness of the resignation of Craig H. Burton, Joseph J. Passalaqua, and Joseph Meuse on March 18, 2010.

Description of Share Capital

We were originally incorporated on August 9, 2000 under the laws of the State of Delaware. As of the date of this prospectus, we are authorized to issue up to 100,000,000 shares of common stock, par value $0.0001 per share.

The following are summaries of the material provisions of our amended and restated certificate of incorporation and by-laws that will be in force at the time of the closing of this offering and the certain laws of the State of Delaware, insofar as they relate to the material terms of our common stock. The forms of our certificate of incorporation and by-laws are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

Following the effectiveness of the 1-for-27 reverse split of our outstanding common stock and conversion of Series A Preferred Stock into common stock at a rate of 970 shares of common stock per share of preferred stock, both of which will become effective on or about May 30, 2010, we will have a total of 10,000,000 shares of common stock issued and outstanding.

Anti-takeover Effects of Our Certificate of Incorporation and By-laws

Our certificate of incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our Bylaws and Articles of Incorporation, neither the holders of the Company’s common stock nor the holders of the Company’s preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Delaware Law

Delaware Anti-Takeover Statute.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•
at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

Our independent stock transfer agent is Pacific Stock Transfer Company, 4045 S. Spencer Street, Suite 403, Las Vegas, NV 89119.

Common Stock

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of the shareholders entitled to vote on such action and may be effected by a resolution in writing. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being another corporation, by its representative) will have one vote for each share of common stock which such shareholder holds.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. Our certificate of incorporation denies holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

Series A Convertible Preferred Stock

In accordance with our certificate of incorporation, our Board of Directors unanimously approved the filing of a Certificate of Designation designating and authorizing the issuance of up to 10,000 shares of our Series A Convertible Preferred Stock (“Series A Preferred Stock”).  The Certificate of Designation was filed on February 11, 2010.

The holders of our Series A Preferred Stock are entitled to vote on all matters together with all other classes of stock.  Holders of Series A Preferred Stock have protective class voting veto rights on certain matters, such as increasing the authorized shares of Series A Preferred Stock and modifying the rights of Series A Preferred Stock.

As of the date of this prospectus, no shares of our Series A Preferred Stock are outstanding.

Meetings

We must provide written notice of all meetings of shareholders, stating the time, place and, in the case of a special meeting of shareholders, the objective thereof, at least 10 days before the date of the proposed meeting to each shareholder shown on our records. Our board of directors shall call a special meeting upon the written request of shareholders holding at least 25% of our outstanding voting shares. In addition, our President or board of directors may call a special meeting of shareholders.

A simple majority of the capital stock issued and outstanding, represented in person or by proxy, shall constitute a quorum for the transaction of business at any shareholders’ meeting.

Rights and Preferences

Shareholders have no preemptive, conversion, or other rights, and there are no redemption or sinking fund provisions applicable to the common stock.

Transfer of shares

Subject to the restrictions in the lock-up agreements with our placement agent described in “Shares Eligible for Future Sale—Lock-Up Agreements” and applicable securities laws, any of our shareholders may transfer all or any of his or her shares of common stock. Shares shall be transferable only on our books or the books of our authorized transfer agent.

Liquidation

Upon our voluntary involuntary liquidation, dissolution or winding up, our net assets available for distribution will be distributed pro rata to the holders of our common stock.

Shares Eligible for Future Sale

A liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares of common stock issued upon exercise of outstanding options and exercise of the warrants offered in this prospectus in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the completion of the offering, we will have outstanding 11,000,000 shares of common stock, assuming no exercise of outstanding options, the closing of the maximum offering and not including any shares underlying the underwriter warrants. Of these shares, the 1,000,000 shares of common stock sold in this offering (assuming a maximum offering) will be freely tradable without restriction under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining approximately 10,000,000 shares of common stock outstanding will be restricted shares held by existing shareholders that could be sold pursuant to Rule 144. We have not agreed to register these restricted shares. We have not issued any warrants to purchase our common stock or other securities convertible into our common stock.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding common stock or the average weekly trading volume of shares of common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. See “Shares Eligible for Future Sale – Lock-Up Agreements”

A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her common stock for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our common stock has been held for one year.

Rule 701

Securities issued in reliance on Rule 701 are also restricted and may be sold by shareholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

Lock-Up Agreements

Each of our executive officers, directors and individuals who on the effective date of the registration statement of which this prospectus is a part are the beneficial owners of more than 5% of our common stock, has agreed not to register, offer, sell, contract to sell or grant any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or any warrants to purchase our common stock (including, without limitation, securities of our company which may be deemed to be beneficially owned by such individuals in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon the exercise of a stock option or warrant) for a period of (a) as to one-half ( 1/2) of the shares of common stock now or in the future beneficially owned by such individual, ninety (90) days after the date of effectiveness or commencement of sales of this public offering and (b) as to the other one-half of such shares of common stock now or in the future beneficially owned by such individual, one hundred ninety (190) days after the date of effectiveness or commencement of sales of this public offering. Upon the expiration of these lock-up agreements, additional shares of common stock will be available for sale in the public market.

Summary of Shares Available for Future Sale

The following table summarizes the total shares potentially available for future sale. To the extent we sell a number of shares of common stock between the minimum and maximum offering, the below tables will be adjusted proportionately as to numbers of shares available for sale (as to placement agent shares) and dates on which such shares may be sold (as to currently outstanding shares).

Minimum Offering

Shares	Date Available for Sale
Currently Outstanding Shares: 10,000,000

6,349,405	After 90 days from the date of effectiveness or commencement of sales of the public offering

3,650,595	After 190 days from the date of effectiveness or commencement of sales of the public offering

Shares Underlying Placement Agent’s Warrants: 83,333	After 180 days from the date of effectiveness or commencement of sales of the public offering

Shares Offered in this Offering: 833,333	After the date of this prospectus, these shares will be freely tradable.

Maximum Offering

Shares	Date Available for Sale
Currently Outstanding Shares: 10,000,000

6,349,405	After 90 days from the date of effectiveness or commencement of sales of the public offering

3,650,595	After 190 days from the date of effectiveness or commencement of sales of the public offering

Shares Underlying Placement Agent’s Warrants: 100,000	After 180 days from the date of effectiveness or commencement of sales of the public offering

Shares Offered in this Offering: 1,000,000	After the date of this prospectus, these shares will be freely tradable.

Taxation

Material United States Federal Income Tax Considerations

General

The following is a general summary of certain material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of the common stock purchased by the investor pursuant to this Offering. This discussion assumes that an investor will hold each share of our common stock issued and purchased pursuant to this Offering as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of that investor’s particular circumstances. In addition, this discussion does not address (a) U.S. federal non-income tax laws, such as estate or gift tax laws, (b) state, local or non-U.S. tax consequences, or (c) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, governments or agencies or instrumentalities thereof, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the United States, or investors that acquire, hold, or dispose of our common stock as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated transaction. Additionally, this discussion does not consider the tax treatment of entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or of persons who hold our common stock through such entities. The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities and persons holding our common stock through such entities should consult their own tax advisors.

This discussion is based on current provisions of the Code, its legislative history, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date of this prospectus. These authorities are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations. As used in this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is a U.S. person, and the term “non-U.S. holder” means a beneficial owner of our common stock (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. person.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATY.

U.S. Holders

Taxation of Distributions

If we pay cash distributions to U.S. holders of shares of our common stock, the distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Any dividends we pay to a U.S. holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income.

If PRC taxes apply to any dividends paid to a U.S. holder on our common stock, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

In general, a U.S. holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of our common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock so disposed of. Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our common stock by a U.S. holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Non-U.S. Holders

Taxation of Distributions

In general, any distribution we make to a non-U.S. holder of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Provided such dividend is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, such dividend generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless we are treated as an “80/20 company” for U.S. federal income tax purposes, as described below, or such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing the non-U.S. holder’s adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

You should be aware of the possibility that we may qualify as an “80/20 company” for U.S. federal income tax purposes. In general, a domestic corporation is an 80/20 company if at least 80 percent of its gross income during an applicable testing period is, directly or through subsidiaries, “active foreign business income.” The 80 percent test is applied on a periodic basis. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. You should consult with your own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of common stock, unless:
•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•
we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of, and, generally, in the case where our common stock is regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly, more than 5 percent of the common stock disposed of, at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30 percent U.S. federal income tax (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future).

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a non-U.S. holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28 percent, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. holder who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. holder’s or a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Material PRC Income Tax Considerations

The following discussion summarizes the material PRC income tax considerations relating to the ownership of our common stock following the consummation of this Offering.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

The EIT Law and the interpretation of many of its provisions, including the definition of “resident enterprise,” are unclear. It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules. Generally, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, which own a 100% equity interest in a PRC operating entity. Our management is substantially based in China and expected to be based in China in the future, although some of our directors are not PRC nationals. It remains uncertain whether the PRC tax authorities would determine that we are a “resident enterprise” or a “non-resident enterprise.”

Given the short history of the EIT law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a non-PRC company such as us. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, we could be subject to the enterprise income tax at a rate of 25% on our global taxable income. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. It is unclear whether the dividends we or Glory Reach receives would constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us or Glory Reach. However, since it is not anticipated that we or Glory Reach would receive dividends or generate other income in the near future, we and Glory Reach are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future. We and Glory Reach will consult with the PRC tax authorities and make any necessary tax payment if we or Glory Reach (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determines that we or Glory Reach is a resident enterprise under the EIT Law, and if we or Glory Reach were to have income in the future.

Dividends from QHS

If we or Glory Reach is not treated as resident enterprises under the EIT Law, then dividends that we or Glory Reach receives may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside China, and (ii) the income in connection with their establishment or premises of business is sourced from China or the income is earned outside China but has actual connection with their establishments or places of business inside China, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, on a case-by-case basis. We and Glory Reach are holding companies and substantially all of our income and that of Glory Reach may be derived from dividends. Thus, if we or Glory Reach is considered a “non-resident enterprise” under the EIT Law and the dividends paid to us and Glory Reach are considered income sourced within China, such dividends received may be subject to the income tax described in the foregoing paragraph.

The State Council of the PRC or a tax treaty between China and the jurisdictions in which the non-PRC investors reside may reduce such income tax. Pursuant to the Double Tax Avoidance Arrangement between Hong Kong and Mainland China, if the Hong Kong resident enterprise owns more than 25% of the equity interest in a company in China, the 10% withholding tax on the dividends the Hong Kong resident enterprise received from such company in China is reduced to 5%. We are a U.S. holding company, and we have a subsidiary Hong Kong (Glory Reach), which in turns owns a 100% equity interest in QHS. If Glory Reach is considered a Hong Kong resident enterprise under the Double Tax Avoidance Arrangement and is considered as a “non-resident enterprise” under the EIT Law, the dividends paid to Glory Reach by the QHS may be subject to the reduced income tax rate of 5% under the Double Tax Avoidance Arrangement. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, issued on February 20, 2009 by the State Administration of Taxation, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us or Glory Reach. As indicated above, however, QHS is not expected to pay any dividends in the near future. We and Glory Reach will consult with the PRC tax authorities and make any necessary tax withholding if, in the future, QHS were to pay any dividends and we or Glory Reach (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determines that we or Glory Reach is a non-resident enterprise under the EIT Law.

Dividends that Non-Resident Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock

If dividends payable to (or gains recognized by) our non-resident investors are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from us and any such gain on the sale or transfer of our common stock, may be subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of common stock by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our common stock, or gain non-resident investors may realize from sale or the transfer of our common stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%. In such event, we also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in our common stock may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of the Offering if such non-resident investors and the gain satisfies the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, we would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this Offering.

If we were to pay any dividends in the future, we would again consult with the PRC tax authorities and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the EIT Law (including U.S. investors) realized any gain from the sale or transfer of our common stock and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the gain from the sale or transfer of our common stock. As indicated above, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this Offering.

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in us may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of this Offering if such non-resident investors and the gain satisfies the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by non-resident investors from the sale or transfer of our Securities is subject to any income tax in China, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in China and other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or their legal representative from leaving China.

Enforceability of Civil Liabilities

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed CT Corporation System, 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

AllBright Law Offices, our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

AllBright Law Offices has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

Placement

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the placement agent, which has no obligation or commitment to purchase any of our shares. None of our officers, directors or affiliates may purchase shares in this offering.

Unless sooner withdrawn or canceled by either us or the placement agent, the offering will continue until the earlier of (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) December 31, 2010 (the “Offering Termination Date”). The Placement Agent has agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received by the Placement Agent for the sale of the shares of common stock to be promptly deposited in an escrow account maintained by SunTrust Bank (the “Escrow Agent”) as escrow agent for the investors in the offering. The Escrow Agent will exercise signature control on the escrow account and will act based on joint instructions from our company and the placement agent. On the closing date for the offering, net proceeds in the escrow account maintained by the Escrow Agent will be delivered to our company. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China. If we do not complete this offering before the Offering Termination Date, all amounts will be promptly returned as described below. If we complete this offering, then on the closing date, we will issue shares to investors and placement agent warrants to our placement agent exercisable at a rate of one warrant per share to purchase up to 10% of the aggregate number of shares of common stock sold in this offering. In the event of any dispute between our company and the placement, including about whether the minimum offering has been sold and whether and how funds are to be reimbursed, the escrow agent is entitled to petition a court of competent jurisdiction to resolve any such dispute.

Investors must pay in full for all shares at the time of investment. Payment for the shares of common stock may be made (i) by check, bank draft or money order made payable to “SunTrust Bank” and delivered to the Placement Agent no less than four business days before the date of closing, or (ii) by authorization of withdrawal from securities accounts maintained with the Placement Agent. If payment is made by authorization of withdrawal from securities accounts, the funds authorized to be withdrawn from a securities account will continue to accrue interest, if any interest is to accrue on such amounts, at the contractual rates until closing or termination of the offering, but a hold will be placed on such funds, thereby making them unavailable to the purchaser until closing or termination of the offering. If a purchaser authorizes the Placement Agent to withdraw the amount of the purchase price from a securities account, such Placement Agent will do so as of the date of closing. The Placement Agents will inform prospective purchasers of the anticipated date of closing. If payment is made by check, investors should make all checks payable to the Escrow Agent.

Proceeds deposited in escrow with the Escrow Agent may not be withdrawn by investors prior to the earlier of the closing of the offering or the Offering Termination Date. If the offering is withdrawn or canceled or if the 833,333 share minimum offering is not reached and proceeds therefrom are not received by us on or prior to the Offering Termination Date, all proceeds will be promptly returned by the Escrow Agent without interest or deduction to the persons from which they are received (within one business day) in accordance with applicable securities laws. All such proceeds will be placed in a non-interest bearing account pending such time.

Pursuant to that certain placement agreement by and between the placement agent and us, the obligations of the placement agent to solicit offers to purchase the shares and of investors solicited by the placement agent to purchase our shares of common stock are subject to approval of certain legal matters by counsel to the placement agent. The placement agent’s ability to complete this “best efforts minimum/maximum” transaction is dependent upon the existence of stable U.S. trading markets. As such, the placement agent’s obligations under the placement agreement are also subject to various conditions which are customary in transactions of this type, including that, as of the closing of the offering, there shall not have occurred (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the publication of quotations on the NASDAQ Stock Market (National Market System or Capital Market); (ii) a general moratorium on commercial banking activities in the State of New York or China; (iii) the engagement by the United States or China in hostilities which have resulted in the declaration of a national emergency or war if any such event would have a material adverse effect, in the placement agent’s reasonable judgment, as to make it impracticable or inadvisable to proceed with the solicitation of offers to consummate the offering with respect to investors solicited by the placement agent on the terms and conditions contemplated herein.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the placement agent may be required to make in respect of those liabilities.

The placement agent is offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions contained in the placement agreement, such as the receipt by the placement agent of officers’ certificates and legal opinions. The placement agent reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part in the event (i) our representations or warranties are incorrect or misleading or we fail to fulfill our agreements with the placement agent; (ii) a material adverse change occurs affecting our business, management, property, assets, results of operations, condition or prospects; (iii) trading is suspended on any national securities exchange; (iv) war is declared; (v) a banking moratorium is declared in Virginia, New York or the U.S.; or (vi) any laws, regulations, court or administrative order or other governmental or agency act causes the placement agent to believe that our business or the U.S. securities markets will be materially adversely affected. The placement agent’s discretion in this regard is broad.

The placement agent intends to offer our common stock to its retail customers only in states in which we are permitted to offer our common stock. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities”. Securities listed on the NASDAQ Capital Market are “covered securities.” If we were unable to meet the NASDAQ Capital Market’s listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering unless we meet the NASDAQ Capital Market’s listing requirements.

In connection with this offering, the placement agent or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our shares and the distribution of this prospectus outside the United States.

Commissions and Discounts

The placement agent has advised us that it proposes to offer the common stock to the public at the public offering price on the cover page of this prospectus. The following table shows the public offering price, placement agent fee to be paid by us to the placement agent and the proceeds, before expenses, to us.

	Per Share	Minimum Offering	Maximum Offering
Assumed public offering price	$6.00	$4,999,998	$60,000,000
Placement discount	$0.42	$350,000	$420,000
Proceeds to us, before expenses	$5.58	$4,649,998	$5,580,000

We expect our total cash expenses for this offering to be approximately $320,000, exclusive of the above commissions. In addition, we will pay the placement agent a non-accountable expense allowance of 1% of the amount of the offering, or $60,000 (maximum offering, exclusive of shares registered under Rule 462(b)) or $50,000 (minimum offering). The placement agent must sell the minimum number of securities offered 833,333 shares) if any are sold. The placement agent is required to use only its best efforts to sell the securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) December 31, 2010. Until we sell at least 833,333 shares, all investor funds will be held in an escrow account at SunTrust Bank. If we do not sell at least 833,333 shares by December 31, 2010, all funds will be promptly returned to investors (within one business day) without interest or deduction. If we complete this offering, then on the closing date, we will issue shares to investors and placement agent warrants to our placement agent.

Placement Agent’s Warrants

We have agreed to sell to the placement agent, on the closing date of this offering, at a price of $0.001 per warrant, placement agent’s warrants exercisable at a rate of one warrant per share to purchase 10% of the number of shares issued by us in connection with the offering. We will issue between 83,333 and 100,000 placement agent’s warrants in connection with this offering, depending on the number of shares sold in this offering. Each placement agent’s warrant will be exercisable to purchase one share of common stock. The placement agent’s warrants will be exercisable at 120% the offering price per share for a period of five years after issuance on the closing date of this offering. The placement agent’s warrants may not be exercised, sold, transferred, pledged, assigned or hypothecated for a period of 180 days after the date of effectiveness or commencement of sales of the public offering, except to officers or partners and shareholders of the placement agent. This restriction is imposed pursuant to the requirements of FINRA Rule 5110(g)(1). If we do not complete this offering by selling at least the minimum number of shares, we will not issue any placement agent’s warrants to our placement agent.

For the life of the placement agent’s warrants, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of our shares of common stock with a resulting dilution in the interest of other shareholders. Further, the holders may be expected to exercise the placement agent’s warrant at a time when we would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided in the placement agent’s warrants.

We are required for the life of the placement agent’s warrants to reserve sufficient shares of common stock to deliver upon exercise of the warrants and to take all necessary actions to ensure that we may validly and legally issue fully paid and non-assessable shares on exercise of the warrants.

The placement agent has a right to demand registration of the shares of common stock in the event registered shares are not available at the time of exercise and an exemption from such registration is not otherwise available. If this happens, we will be required to file the registration statement within ninety (90) days after demand and to pay the costs associated with the registration other than the placement agent’s counsel fees and any underwriting or selling commissions. We are required to seek the listing of the shares on the same exchange on which our shares trade, if any.

To the extent we are unable to register the shares, the placement agent may exercise the warrant with a cashless exercise, which is designed to give the placement agent the economic benefit of exercising the placement agent’s warrants. A cashless exercise, however, would not result in the payment of any exercise price to us.

The placement agent’s warrants also contain anti-dilution provisions, consistent with applicable FINRA rules, to adjust the terms of the placement agent’s warrants as necessary to protect against dilution in the event we reorganize, consolidate, merge or subdivide our shares.

Market and Pricing Considerations

The CUSIP number for our common stock is 23816A103. Our common stock is quoted under the symbol “DATI” on the Electronic Bulletin Board maintained by the Financial Industry Regulatory Authority; however, there have only been limited or sporadic quotations and only a very limited public trading market for our common stock. The Electronic Bulletin Board is a significantly more limited market than established trading markets such as the New York Stock Exchange or NASDAQ.

We negotiated with our placement agent to determine the offering price of our shares in this offering to be the lesser of 6.0 times our after-tax net income for the fiscal year ended December 31, 2009 or a discount to our five-day average closing price prior to the date of this registration statement. Noting past offerings completed by our placement agent, we believe that this multiple approximates the valuation multiples utilized in similar offerings for similarly-sized companies.

In addition to prevailing market conditions, the factors considered in determining the applicable multiples were:

•	The history of, and the prospects for, our company and the industry in which we compete;

•	An assessment of our management, its past and present operation, and the prospects for, and timing of, our future revenues;

•	The present state of our development; and

•	The factors listed above in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common stock may not develop. It is possible that after this offering the shares will not trade in the public market at or above the offering price.

The exercise price for the placement agent’s warrants issued to our placement agent in connection with, and conditional on the closing of, this offering has been negotiated between our company and the placement agent. The exercise price (120% of the offering price of shares in this offering), along with the length of time the placement agent must wait before exercise (at least 180 days after the closing of this offering) are influenced by the valuation attributed by FINRA in its calculation of the acceptability of aggregate placement consideration.

Discretionary Shares

The placement agent will not sell any shares in this offering to accounts over which it exercises discretionary authority, without first receiving written consent from those accounts.

Application for Listing on the NASDAQ Capital Market

We have applied to list our common stock on the NASDAQ Capital Market under the symbol “SHU.” As this offering is a best-efforts offering, the NASDAQ Capital Market has indicated that it is unable to admit our shares of common stock for listing until the completion of the offering and, consequently, the satisfaction of NASDAQ Capital Market listing standards. If so admitted, we expect our common stock to begin trading on the NASDAQ Capital Market on the day following the closing of this offering. If our shares are eventually listed on the NASDAQ Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the shares of common stock, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the price of the shares. In order to facilitate the offering, the placement agent may, but is not required to, bid for, and purchase, shares in the open market to stabilize the price of the shares. These activities may raise or maintain the market price of the shares above independent market levels or prevent or retard a decline in the market price of the shares. The placement agent is not required to engage in these activities, and may end any of these activities at any time. We and the placement agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

We and the placement agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Legal Matters

Certain matters as to Delaware law and U.S. federal law in connection with this offering will be passed upon for us and for the placement agent by Kaufman & Canoles, P.C. Certain legal matters relating to the offering as to Chinese law will be passed upon for us by AllBright Law Offices, People’s Republic of China. Kaufman & Canoles, P.C. may rely upon AllBright Law Offices with respect to matters governed by PRC law.

Experts

Financial statements as of December 31, 2009 and 2008, and for the years then ended appearing in this prospectus, have been included herein and in the registration statement in reliance upon the report of MaloneBailey, LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

Interests of Experts and Counsel

Attorneys with Kaufman and Canoles, P.C., representing our company with respect to this offering beneficially own 75,000 shares of common stock as of the date of this prospectus.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to our shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding us and our shares of common stock offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

In addition, we file periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. This registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, and all of our periodic reports after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

QINGDAO FOOTWEAR, INC.
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 AND DECEMBER 31, 2009 UNAUDITED

	March 31, 2010	December 31, 2009
ASSETS
Current assets
Cash	$378,219	$61,131
Accounts receivable	1,802,899	98,962
Notes receivable	440,100	-
Inventories	385,266	344,512
Prepaid expenses	231,165	57,311

Total current assets	3,237,649	561,916

Property, plant and equipment, net	913,651	930,451
Intangible assets	206,957	208,167

Total Assets	$4,358,257	$1,700,534

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$135,812	$15,727
Short term loans	1,158,930	718,830
Corporate Income taxes payable	1,327,308	2,627
Duet to related parties	-	221,871

Total current liabilities	2,622,050	959,055

Long-term debt	249,390	249,390

Total Liabilities	$2,871,440	$1,208,445

Shareholders’ Equity
Preferred stock, .0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, .0001 par value, 100,000,000 shares authorized, 10,000,000 and 9,700,000 shares issued and outstanding, respectively	1,000	970
Additional paid-in capital	319,480	319,510
Accumulated other comprehensive income	441,116	440,775
Retained earnings (deficits)	725,221	(269,166)

Total Shareholders’ Equity	$1,486,817	$492,089
Total Liabilities and Shareholders' Equity	$4,358,257	$1,700,534

The accompanying notes are an integral part of these consolidated financial statements.

QINGDAO FOOTWEAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
UNAUDITED

	Three Months Ended
	March 31, 2010	March 31, 2009

Net sales	$4,765,812	$4,455,898
Cost of sales	2,656,755	2,522,338

Gross profit	2,109,057	1,933,560
Operating expenses:
Selling, general and administrative expenses	260,110	218,547
Depreciation and Amortization Expense	18,005	13,133

Income from operations	1,830,942	1,701,880

Other income (expense)
Rental income	21,998	21,977
Interest income	89	533
Interest expense	(22,906)	(13,499)

Income before income taxes	1,830,123	1,710,891

Income taxes	457,531	427,723

Net income	$1,372,592	$1,283,168

Net income per share – basic and diluted	$0.14	$0.13
Weighted average shares outstanding-basic and diluted	10,000,000	9,700,000

Net income	$1,372,592	$1,283,168
Other comprehensive income (loss)
Foreign currency translation	341	(6,705)

Comprehensive income	$1,372,933	$1,276,463

The accompanying notes are an integral part of these consolidated financial statements.

QINGDAO FOOTWEAR, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 UNAUDITED

	Three Months Ended
	March 31, 2010	March 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,372,592	$1,283,168
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,005	13,133
Changes in operating assets and liabilities:
Accounts receivable	(1,703,936)	(101,932)
Inventories	(40,754)	(323,926)
Prepaid expenses	(173,854)	(43,140)
Accounts payable and accrued liabilities	120,086	7,805
Tax payable	1,324,682	1,241,699
Net cash provided by operating activities	916,821	2,076,807

CASH FLOWS FROM INVESTING ACTIVITIES
Loan made to other	(440,100)	-
Advance to related party	(221,871)	(1,879,489)
Cash paid for construction in progress	-	(75,124)
Net cash used in investing activities	(661,971)	(1,954,613)

CASH FLOWS FROM FINANCING ACTIVITIES
Distribution to shareholders	(378,205)	-
Proceeds from loans	440,100	-
Net cash provided by financing activities	61,895	-

Effect of exchange rate changes on cash	343	(249)

Net increase in cash	$317,088	$121,945

Cash, beginning of year	61,131	118,534

Cash, end of year	$378,219	$240,479

SUPPLEMENTARY DISCLOSURE:
Interest paid	$22,906	$13,498
Income tax paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

QINGDAO FOOTWEAR, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

Qingdao Footwear, Inc. (formerly Datone, Inc.) was originally incorporated on August 9, 2000 under the laws of the State of Delaware. The Company operated as a wholly-owned subsidiary of USIP.COM, Inc. On August 24, 2006, USIP decided to spin-off its subsidiary companies, one of which was Datone, Inc. On February 1, 2008, Datone, Inc. filed a Form 10-SB registration statement. On November 13, 2008, Datone, Inc. went effective.

On February 12, 2010, the Company completed a reverse acquisition transaction through a share exchange with Glory Reach International Limited, a Hong Kong limited company (“Glory Reach”), the shareholders of Glory Reach (the “Shareholders”), Greenwich Holdings LLC and Qingdao Shoes, whereby the Company acquired 100% of the issued and outstanding capital stock of Glory Reach in exchange for 10,000 shares of our Series A Convertible Preferred Stock which constituted 97% of our issued and outstanding capital stock on an as-converted to common stock basis as of and immediately after the consummation of the reverse acquisition. Following the effectiveness of the Reverse Stock Split (note 8) and conversion of Series A Preferred Stock into common stock (note 8), there will be approximately 10,000,000 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding. As a result of the reverse acquisition, Glory Reach became our wholly-owned subsidiary and the former shareholders of Glory Reach became our controlling stockholders. The share exchange transaction with Glory Reach was treated as a reverse acquisition, with Glory Reach as the acquirer and Datone, Inc. as the acquired party for accounting and financial reporting purposes. After the reverse merger, Datone, Inc changed its name to Qingdao Footwear, Inc.

Datone spun off all its assets and liabilities to its prior owners before the reverse merger.  For Glory Reach, reverse merger is accounted for as a reverse merger with a shell company and as a recapitalization.

Glory Reach International Limited (the “Company”) was established in Hong Kong on November 18, 2009 to serve as an intermediate holding company.  Mr. Tao Wang, the controlling interest holder of Qingdao Shoes also controls the Company.  On February 8, 2010, also pursuant to the restructuring plan, the Company acquired 100% of the equity interests in Qingdao Shoes.

Qingdao Shoes was incorporated on March 11, 2003 in Jimo County, Qingdao City, Shandong Province, People’s Republic of China (the “PRC”) with registered capital of $320,480.  Prior to December 18, 2009, Mr. Tao Wang owned 80% of Qingdao Shoes and the remaining 20% was owned by Mr. Renwei Ma. Starting from December 18, 2009, Mr. Tao Wang owned 80% of Qingdao Shoes, Mr. Renwei Ma owned 15% and Mr. Wenyi Chen owned the remaining 5%.  Qingdao Shoes is the owner of the brand name “Hongguan” and principally engaged in the wholesale and retail sales of fashion footwear primarily in the northeast region of China.

Since there is common control between the Glory Reach and Qingdao Shoes, for accounting purposes, the acquisitions of Qingdao Shoes has been treated as a recapitalization with no adjustment to the historical basis of their assets and liabilities. The restructuring has been accounted for using the “as if” pooling method of accounting and the operations were consolidated as if the restructuring had occurred as of the beginning of the earliest period presented in our consolidated financial statements and the current corporate structure had been in existence throughout the periods covered by our consolidated financial statements.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the December 31, 2009 audited financial statements of the Company and the notes thereto as included in the Company’s Form PRER14C filed on April 19, 2010. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for fair presentation of financial position and results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements, which would substantially duplicate the disclosure required in the Company’s December 31, 2009 annual financial statements have been omitted.

All significant inter-company balances and transactions have been eliminated in consolidation. Certain prior period numbers are reclassified to conform to current period presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the amount of revenues and expenses during the reporting periods.  Management makes these estimates using the best information available at the time the estimates are made.  However, actual results could differ materially from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade receivables.  As of March 31, 2010 and December 31, 2009, substantially all of the Company’s cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to trade receivables, the Company rarely extends credit to its customers.  The Company generally does not require collateral for trade receivables and has not experienced any credit losses in collecting the trade receivables.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Comprehensive Income

The Company has adopted the provisions of ASC 220 “Reporting Comprehensive Income” which establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements.

ASC 220 defines comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.  The Company’s other comprehensive income arose from the effect of foreign currency translation adjustments.

Value Added Taxes

The Company is subject to value added tax (“VAT”) for selling merchandise.  The applicable VAT rate is 17% for products sold in the PRC.  The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT).  Under the commercial practice of the PRC, the Company pays VAT based on tax invoices issued.  The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued.  In the event that the PRC tax authorities dispute the date on which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty based on the amount of the taxes which are determined to be late or deficient, and will be expensed in the period if and when a determination is made by the tax authorities that a penalty is due.

Revenue Recognition

Retail sales are recognized at the point of sale to customers, are recorded net of estimated returns, and exclude value added tax(“VAT”).  Whole-sales to its contracted customers are recognized as revenue at the time the product is shipped and title passes to the customer on an FOB shipping point basis.

Earnings per Share

Basic earnings per share is computed by dividing net income by weighted average number of shares of common stock outstanding during each period.  Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.  At March 31, 2010 and December 31, 2009, respectively, the Company had no common stock equivalents that could potentially dilute future earnings per share.

NOTE 3 – NOTES RECEIVABLE

The Company advanced $440,100 to a third party in January 2010. The note receivable carries annual interest at 10% and matures in July 2010.

NOTE 4 - SHORT TERM LOANS

Short-term loans are due to two financial institutions which are normally due within one year.  As of March 31, 2010 and December 31, 2009, the Company’s short term loans consisted of the following:

	March 31, 2010	December 31, 2009

JMRB, two 12-month bank loans both due in November 2010, bears annual interest at 7.965% average, secured by third parties	293,400	293,400

BOQ, 12-month bank loan due in September 2010, bears annual interest at 6.372% average, pledged by Company’s building and land use right	425,430	425,430

JMRB, 12-month bank loan due in December 2010, bears annual interest at 7.965% average, secured by third parties	440,100	-

Total short-term debt	$1,158,930	$718,830

The above indebtedness to JMRB at March 31, 2010 and December 31, 2009 has been guaranteed by two unrelated companies.

NOTE 5 – LONG TERM LOANS

On December 16, 2009, the Company entered into a 2-year loan agreement with JMRB.  The Company borrowed $249,390 with an annual interest rate equal to 7.02% and is due in December 2011.  The loan is guaranteed by the relatives of Mr. Tao Wang, the CEO and major shareholder of the Company and is collateralized by the property of his relatives.

NOTE 6 - RELATED PARTY BALANCES AND TRANSACTIONS

Due to related party

At December 31, 2009, the amount due to Mr. Tao Wang, the CEO and major shareholder of the Company amounted to $104,511. These borrowings bear no interest and were paid off in first quarter 2010.

At December 31, 2009, the dividend payable to Mr. Renwei Ma, the shareholder of the Company was $117,360, which was paid off in the first quarter of 2010.

Related party transactions

The Company leases one of its stores from Mr. Tao Wang under a four-year operating lease expiring August 2011.  For the three months ended March 31, 2010 and 2009, related party rent expense of $4,400 and $4,395, respectively, was included in total rent expense of the year.

The Company leases one of its warehouse buildings to Weidong, Liang, brother-in-law of Mr. Tao Wang, for three years starting May 2008. Per the agreement, the lessee shall pay equal amount of advertising expense on behalf of the lessor as the lease payment. For the three months ended March 31, 2010 and 2009, the Company recorded other income of $21,998 and $21,977 respectively, from leasing the aforementioned building and advertising expense of the same amount respectively.

NOTE 7 - INCOME TAX

The Company is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements.

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009

Income before income taxes	$1,830,123	$1,710,891

Income taxes	$457,531	$427,723
Effective tax rate	25%	25%

There is no significant temporary difference between book and tax income.

The Company has no United States  income tax liabilities as of March 31, 2010 and December 31, 2009.

NOTE 8 – SHAREHOLDERS’ EQUITY

During January 2010, the Company distributed $378,205 to its shareholders.

Series A Convertible Preferred Stock

The Company issued 10,000 shares of our Series A Preferred Stock in February 2010 related to the reverse merger.

Shares of Series A Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 970 shares of common stock immediately subsequent to the effectiveness of a planned 1-for-27 reverse split of the Company’s outstanding common stock, which will become effective on the effective date of the “reverse stock split.  Upon the reverse split the 10,000 outstanding shares of Series A Preferred Stock will automatically convert into 9,700,000 shares of common stock, which will constitute 97% of the outstanding common stock of the Company subsequent to the reverse stock split.

Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis, based on an assumed post 1-for-27 reverse split (to retroactively take into account the reverse stock split).

Following the effectiveness of the Reverse Stock Split and conversion of Series A Preferred Stock into common stock, there will be approximately 10,000,000 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

For accounting purposes, we treated the series A convertible preferred stock as being converted fully to common stock on a post reverse stock split basis.

The 1-for-27 Reverse Stock Split

The Company’s board of directors unanimously approved, subject to stockholder approval, the 1-for-27 Reverse Split of our issued and outstanding common stock. The reverse split will reduce the number of issued and outstanding shares of the Company’s common stock outstanding prior to the split. The reverse split increases the total number of issued and outstanding shares of the Company’s common stock subsequent to the split by triggering the automatic conversion of the Company’s Series A Preferred Stock into 9,700,000 shares of common stock. The reverse split will become effective on the effective date which occurs when the Company file with the Secretary of State of the State of Delaware following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act. On the effective date, 27 shares of Common Stock will automatically be combined and changed into one share of common stock.

For counting purposes, we treated the reverse stock split as being effective and all shares are retroactively restated to reflect the reverse stock split.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Guarantees

At March 31, 2010 and December 31, 2009, we had two outstanding guarantees provided to two unrelated companies for their bank loan amount of $293,400 and $146,700, respectively.  The two unrelated companies also provided guarantees to us for a bank loan amounted $293,400 (Note 5).

Tax liabilities

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Qingdao Footwear, Inc.
Qingdao, PRC

We have audited the accompanying consolidated balance sheets of Qingdao Footwear, Inc. (the “Company”) as of December 31, 2009 and 2008, and the related statements of operations, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of the Company referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ MALONEBAILEY, LLP

MALONEBAILEY, LLP
www.malonebailey.com
Houston, Texas

April 16, 2010

QINGDAO FOOTWEAR, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS
Current assets
Cash	$61,131	$118,534
Accounts receivable	98,962	3,534
Inventories	344,512	189,535
Prepaid expenses	57,311	58,490
Due from related parties	-	4,373,588

Total current assets	561,916	4,743,681

Property, plant and equipment, net	930,451	602,831
Intangible assets	208,167	213,008

Total Assets	$1,700,534	$5,559,520

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term loans	$718,830	$704,160
Accounts payable	15,727	546
Taxes payable	2,627	2,114
Duet to related parties	221,871	-

Total current liabilities	959,055	706,820

Long-term debt	249,390	-

Total Liabilities	$1,208,445	$706,820

Shareholders' Equity
Preferred stock, .0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common shares, .0001 par value, 100,000,000 shares authorized, 9,700,000 shares issued and outstanding	970	970
Additional paid-in capital	319,510	319,510
Accumulated other comprehensive income	440,775	437,665
Retained earnings (deficits)	(269,166)	4,094,555

Total Shareholders' Equity	$492,089	$4,852,700

Total Liabilities and Shareholders' Equity	$1,700,534	$5,559,520

The accompanying notes are an integral part of these consolidated financial statements.

QINGDAO FOOTWEAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

Net sales	$17,863,891	$13,904,314
Cost of goods sold	10,162,778	8,246,592

Gross profit	7,701,113	5,657,722
Operating expenses:
Selling, general and administrative expenses	907,807	759,470
Depreciation and Amortization Expense	61,838	55,360

Profit from operations	6,731,468	4,842,892

Other income (expense)
Other income	87,966	57,660
Interest income	1,144	8,949
Interest (expense)	(61,792)	(61,905)

Income before income taxes	6,758,786	4,847,596

Income taxes	1,689,697	1,211,899

Net income	$5,069,089	$3,635,697

Net income per share - basic and diluted	$0.52	$0.37

Weighted average shares outstanding	9,700,000	9,700,000

Net income	$5,069,089	$3,635,697
Other comprehensive income
Foreign currency translation	3,110	232,047

Comprehensive income	$5,072,199	$3,867,744

The accompanying notes are an integral part of these consolidated financial statements.

QINGDAO FOOTWEAR, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,069,089	$3,635,697
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,838	55,360
Changes in operating assets and liabilities:
Accounts receivable	(95,428)	1,028
Inventories	(154,977)	246,700
Prepaid expenses	1,179	10,427
Accounts payable	15,180	(2,527)
Tax payable	4,949,978	3,800,000
Net cash provided by operating activities	9,846,859	7,746,685

CASH FLOWS FROM INVESTING ACTIVITIES
Advance to related party	(5,723,550)	(5,785,433)
Purchase of property and equipment	(384,332)	(37,944)
Net cash used in investing activities	(6,107,882)	(5,823,377)

CASH FLOWS FROM FINANCING ACTIVITIES
Distribution to shareholders	(4,063,590)	(1,874,600)
Proceeds from loans	1,701,720	850,860
Repayments on loans	(1,437,660)	(850,860)
Net cash used in financing activities	(3,799,530)	(1,874,600)

Effect of exchange rate changes on cash	3,150	35,218

Net increase (decrease) in cash	$(57,403)	$83,926

Cash, beginning of year	118,534	34,608

Cash, end of year	$61,131	$118,534

SUPPLEMENTARY DISCLOSURE:

Interest paid	$61,792	$61,905
Income tax paid	$3,763	$2,539

NON-CASH INVESTING AND FINANCING ACTIVITIES
Transfer of taxes payable to due from related party	$4,949,466	$3,799,872
Transfer of shareholder distribution to due from related party	$5,251,860	$-

The accompanying notes are an integral part of these consolidated financial statements.

QINGDAO FOOTWEAR, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	Common Stock	Additional Paid- in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total Shareholders' Equity
Balance, December 31, 2007	$970	$319,510	$205,618	$2,333,458	$2,859,556

Distribution to shareholders	-	-	-	(1,874,600)	(1,874,600)
Net income	-	-	-	3,635,697	3,635,697
Foreign currency translation gain	-	-	232,047	-	232,047

Balance, December 31, 2008	$970	$319,510	$437,665	$4,094,555	$4,852,700

Distribution to shareholders	-	-	-	(9,432,810)	(9,432,810)
Net income	-	-	-	5,069,089	5,069,089
Foreign currency translation gain	-	-	3,110	-	3,110

Balance, December 31, 2009	$970	$319,510	$440,775	$(269,166)	$492,089

The accompanying notes are an integral part of these financial statements

QINGDAO FOOTWEAR, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

Qingdao Footwear, Inc. (formerly Datone, Inc.) was originally incorporated on August 9, 2000 under the laws of the State of Delaware. The Company operated as a wholly-owned subsidiary of USIP.COM, Inc. On August 24, 2006, USIP decided to spin-off its subsidiary companies, one of which was Datone, Inc. On February 1, 2008, Datone, Inc. filed a Form 10-SB registration statement. On November 13, 2008, Datone, Inc. went effective.

On February 12, 2010, the Company completed a reverse acquisition transaction through a share exchange with Glory Reach International Limited, a Hong Kong limited company (“Glory Reach”), the shareholders of Glory Reach (the “Shareholders”), Greenwich Holdings LLC and Qingdao Shoes, whereby the Company acquired 100% of the issued and outstanding capital stock of Glory Reach in exchange for 10,000 shares of our Series A Convertible Preferred Stock which constituted 97% of our issued and outstanding capital stock on an as-converted to common stock basis as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Glory Reach became our wholly-owned subsidiary and the former shareholders of Glory Reach became our controlling stockholders. The share exchange transaction with Glory Reach was treated as a reverse acquisition, with Glory Reach as the acquirer and Datone, Inc. as the acquired party for accounting and financial reporting purposes. After the reverse merger, Datone, Inc changed its name to Qingdao Footwear, Inc.

Datone spun off all its assets and liabilities to its prior owners before the reverse merger.  For Glory Reach, reverse merger is accounted for as a reverse merger with a shell company and as a recapitalization.

Glory Reach International Limited (the “Company”) was established in Hong Kong on November 18, 2009 to serve as an intermediate holding company.  Mr. Tao Wang, the controlling interest holder of Qingdao Shoes also controls the Company.  On February 8, 2010, also pursuant to the restructuring plan, the Company acquired 100% of the equity interests in Qingdao Shoes.

Qingdao Shoes was incorporated on March 11, 2003 in Jimo County, Qingdao City, Shandong Province, People’s Republic of China (the “PRC”) with registered capital of $320,480.  Prior to December 18, 2009, Mr. Tao Wang owned 80% of Qingdao Shoes and the remaining 20% was owned by Mr. Renwei Ma. Starting from December 18, 2009, Mr. Tao Wang owned 80% of Qingdao Shoes, Mr. Renwei Ma owned 15% and Mr. Wenyi Chen owned the remaining 5%.  Qingdao Shoes is the owner of the brand name “Hongguan” and principally engaged in the wholesale and retail sales of fashion footwear primarily in the northeast region of China.

Since there is common control between the Glory Reach and Qingdao Shoes, for accounting purposes, the acquisitions of Qingdao Shoes has been treated as a recapitalization with no adjustment to the historical basis of their assets and liabilities. The restructuring has been accounted for using the “as if” pooling method of accounting and the operations were consolidated as if the restructuring had occurred as of the beginning of the earliest period presented in our consolidated financial statements and the current corporate structure had been in existence throughout the periods covered by our consolidated financial statements.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements reflect the financial position, results of operations and cash flows of the Company and all of its wholly owned and majority owned subsidiaries as of December 31, 2009 and 2008, and for the years ended December 31, 2009 and 2008. All intercompany items are eliminated during consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those estimates.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade receivables. As of December 31, 2009 and 2008, substantially all of the Company’s cash were held by major financial institutions located in the PRC, which management believes are of high credit quality. With respect to trade receivables, the Company rarely extends credit to its customers. The Company generally does not require collateral for trade receivables and has not experienced any credit losses in collecting the trade receivables.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Comprehensive Income

The Company has adopted the provisions of ASC 220 “Reporting Comprehensive Income” which establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements.

ASC 220 defines comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities. The Company’s other comprehensive income arose from the effect of foreign currency translation adjustments.

Foreign Currency Translation

The Company’s functional currency is Chinese currency Renminbi (“RMB”) and its reporting currency is the U.S. dollar. Transactions denominated in foreign currencies are translated into U.S. dollar at exchange rate in effect on the date of the transactions. Exchange gains or losses on transaction are included in earnings.

The financial statements of the Company are translated into United States dollars in accordance with the provisions of ASC 830 “Foreign Currency Matters”, using the year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for the equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. At December 31, 2009 and 2008, the cumulative translation adjustment of $440,775 and $437,665 were classified as an item of accumulated other comprehensive income in the shareholders’ equity section of the balance sheet respectively. For the years ended December 31, 2009 and 2008, other comprehensive income was $3,110 and $232,047, respectively.

Accounts Receivable

Accounts receivable consists of unpaid balances due from the whole-sale customers. Such balances generally are cleared in the subsequent month when the whole-sale customers place another order. The Company does not provide an allowance for doubtful accounts because the Company has not experienced any credit losses in collecting these amounts from whole-sale customers.

Inventories

Merchandise inventories are stated at the lower of cost or market. Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a salable condition. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. Our reserve requirements generally increase as our projected demand requirements; or decrease due to market conditions and product life cycle changes. The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

In addition, the Company estimates net realizable value based on intended use, current market value and inventory ageing analysis. The Company writes down inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and their estimated market value based upon assumptions about future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. Major renewals and betterments are charged to the property accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed in the current period.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of assets as set out below.

Estimated Useful Life
Plant and building	20 years
Office furniture and equipment	5 years
Transportation equipment	5 years

Land Use Rights

Land use right is stated at cost less accumulated amortization.  Amortization is provided using the straight-line method over the designated terms of the lease of 50 years obtained from the relevant PRC land authority.

Impairment of Long-Lived Assets

The Company accounts for impairment of property and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable.  An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.  There was no impairment of long-lived assets for the years ended December 31, 2009 and 2008.

Revenue Recognition

Retail sales are recognized at the point of sale to customers, are recorded net of estimated returns, and exclude value added tax (“VAT”).  Whole-sales to its contracted customers are recognized as revenue at the time the product is shipped and title passes to the customer on an FOB shipping point basis.

Cost of Sales

Cost of sales includes the cost of merchandise, buying costs, and occupancy costs.

Advertising Expense

The Company expenses cost of advertising, including the cost of TV commercials, outdoor bulletin boards, promotional materials, and in-store displays as advertising expense, when incurred.  Advertising expenses included in selling, general and administrative expenses were $87,966 and $57,660 for the years ended December 31, 2009 and 2008, respectively.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 “Income Taxes”.  ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.  There was no deferred tax asset or liability for the years ended December 31, 2009 and 2008.

Value Added Taxes

The Company is subject to value added tax (“VAT”) for selling merchandise.  The applicable VAT rate is 17% for products sold in the PRC.  The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT).  Under the commercial practice of the PRC, the Company pays VAT based on tax invoices issued.  The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued.  In the event that the PRC tax authorities dispute the date on which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty based on the amount of the taxes which are determined to be late or deficient, and will be expensed in the period if and when a determination is made by the tax authorities that a penalty is due.

VAT on sales and VAT on purchases amounted to $3,038,726 and $83,851, respectively, for the year ended December 31, 2009.  VAT on sales and VAT on purchases amounted to $2,405,548 and $81,464, respectively, for the year ended December 31, 2008.  Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government.

Fair Value of Financial Instruments

ASC 820 “Fair Value Measurements and Disclosures”, adopted January 1, 2008, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables and payables qualify as financial instruments. Management concluded the carrying values are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their stated interest rate approximates current rates available.  The three levels are defined as follows:

●       Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●       Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●       Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value.

It is management’s opinion that as of December 31, 2009 and 2008, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheets. This is attributed to the short maturities of the instruments (less than two years) and that interest rates on the borrowings approximately those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates. The carrying amounts of the loans approximately their fair values because the applicable interest rates approximate current market rates.

Recent Accounting Pronouncements

Fair Value Measurements and Disclosures (Included in ASC 820, previously FSP No. 157-4, “Determining Whether a Market is Not Active and a Transaction Is Not Distressed”).   FSP No. 157-4 clarifies when markets are illiquid or that market pricing may not actually reflect the “real” value of an asset.  If a market is determined to be inactive and market price is reflective of a distressed price then an alternative method of pricing can be used, such as a present value technique to estimate fair value.  FSP No. 157-4 identifies factors to be considered when determining whether or not a market is inactive.  FSP No. 157-4 would be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 and shall be applied prospectively.  The adoption of this standard had no material effect on the Company's financial statements.

Interim Disclosures about Fair Value of Financial Instruments (Included in ASC 825 “Financial Instruments”, previously FSP SFAS No. 107-1).   This guidance requires that the fair value disclosures required for all financial instruments within the scope of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, be included in interim financial statements.  This guidance also requires entities to disclose the method and significant assumptions used to estimate the fair value of financial instruments on an interim and annual basis and to highlight any changes from prior periods.  FSP 107-1 was effective for interim periods ending after September 15, 2009.  The adoption of FSP 107-1 had no material impact on the Company’s financial statements.

Consolidation of Variable Interest Entities – Amended (To be included in ASC 810 “Consolidation”, previously SFAS 167 “Amendments to FASB Interpretation No. 46(R)”).  SFAS 167 amends FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” to require an enterprise to perform an analysis to determine the primary beneficiary of a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity.  SFAS 167 also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity.  SFAS 167 is effective for the first annual reporting period beginning after November 15, 2009 and will be effective for us as of January 1, 2010.  The management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements.

FASB Accounting Standards Codification (Accounting Standards Update “ASU” 2009-1). In June 2009, the Financial Accounting Standard Board (“FASB”) approved its Accounting Standards Codification (“Codification”) as the single source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the SEC and its staff.  The Codification is effective for interim or annual financial periods ending after September 15, 2009 and impacts our financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification.  There have been no changes to the content of our financial statements or disclosures as a result of implementing the Codification.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 (“ASC Update 2009-05”), an update to ASC 820, Fair Value Measurements and Disclosures.  This update provides amendments to reduce potential ambiguity in financial reporting when measuring the fair value of liabilities.  Among other provisions, this update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the valuation techniques described in ASC Update 2009-05.  ASC Update 2009-05 will become effective for the Company’s annual financial statements for the year ended December 31, 2009.  The adoption of this standard had no material effect on the Company's financial statements.

In October 2009, the FASB issued Accounting Standards Update, 2009-13, Revenue Recognition (Topic 605) “Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force”.   This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting.  This update establishes a selling price hierarchy for determining the selling price of a deliverable.  The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available.  The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted.  The management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements.

In December 2009, FASB issued ASU No. 2009-16, Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 166,  Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140.  The amendments in this Accounting Standards Update improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets.  In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting.  The management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements.

In December, 2009, FASB issued ASU No. 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Accounting Standards Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 167,  Amendments to FASB Interpretation No. 46(R) .  The amendments in this Accounting Standards Update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity.  An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity.  The amendments in this Update also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements.  The management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements.

In January 2010, FASB issued ASU No. 2010-01- Accounting for Distributions to Shareholders with Components of Stock and Cash ..  The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share).   The management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements.

In January 2010, FASB issued ASU No. 2010-02 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification ..  The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity.  The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity.  The amendments in this update are effective beginning in the period that an entity adopts SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51.”  If an entity has previously adopted SFAS No.160 as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009.  The amendments in this update should be applied retrospectively to the first period that an entity adopted SFAS No. 160.  The management does not expect the adoption of this ASU to have a material impact on the Company’s financial statements.

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements.  This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2.  A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  2)  Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number).  This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows: 1) Level of disaggregation.  A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position.  A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques.  A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.  The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  These disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The management does not expect the adoption of this ASU to have a material impact on the Company’s financial statements.

NOTE 3 – INVENTORY

As of December 31, 2009 and 2008, inventory consists of the following:

	December 31, 2009	December 31, 2008

Finished goods	$344,512	$189,535

Total inventory	$344,512	$189,535

NOTE 4 - PREPAID EXPENSES

As of December 31, 2009 and 2008, the prepaid expenses consisted of the following:

	December 31, 2009	December 31, 2008

Retail store rental prepayment	$18,778	$18,778
Prepaid to suppliers	38,533	39,712

Total prepaid expenses	$57,311	$58,490

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

As of December 31, 2009 and 2008, property, plant and equipment consisted of the following:

	December 31, 2009	December 31, 2008

Plant and building	$1,096,639	$731,918
Office furniture and equipment	24,789	12,304
Transportation equipment	155,763	148,314

Total at cost	1,277,191	892,536
Less: Accumulated depreciation	(346,740)	(289,705)

Total property, plant and equipment, net	$930,451	$602,831

Depreciation for the years ended December 31, 2009 and 2008 was $57,000 and $50,603 respectively.

NOTE 6 - INTANGIBLE ASSETS

The Company obtained the right from the relevant PRC land authority for fifty years to use the land on which the office premises and warehouse of the Company are situated.  As of December 31, 2009 and 2008, intangible assets consisted of the following:

	December 31, 2009	December 31, 2008

Cost of land use rights	$242,055	$242,055
Less: Accumulated amortization	(33,888)	(29,047)

Total intangible assets, net	$208,167	$213,008

Amortization expense for the years ended December 31, 2009 and 2008 was $4,838 and $4,757 respectively.

NOTE 7 - SHORT TERM LOANS

Short-term loans are due to two financial institutions which are normally due within one year.  As of December 31, 2009 and December 31, 2008, the Company’s short term loans consisted of the following:

	December 31, 2009	December 31, 2008

Jimo Rural Cooperative Bank of Qingdao (JMRB), two 12-month bank loans both due in November 2009, bear interest at 10.85% average, secured by third parties and repaid in November 2009.	$-	$293,400

Bank of Qingdao Jimo Branch (BOQ), 12-month bank loan due in September 2009, bears interest at 8.25% average, pledged by Company's building and land use right and repaid in August 2009.	-	410,760

JMRB, two 12-month bank loans both due in November 2010, bears annual interest at 7.965% average, secured by third parties	293,400	-

BOQ, 12-month bank loan due in September 2010, bears annual interest at 6.372% average, pledged by Company's building and land use right	425,430	-

Total short-term debt	$718,830	$704,160

The above indebtedness to JMRB at December 31, 2009 and 2008 has been guaranteed by two unrelated companies.

NOTE 8 – LONG TERM LOANS

On December 16, 2009, the Company entered into a 2-year loan agreement with JMRB. The Company borrowed $249,390 with an annual interest rate equal to 7.02% and is due in December 2011. The loan is guaranteed by the relatives of Mr. Tao Wang, the CEO and major shareholder of the Company and is collateralized by the property of his relatives.

NOTE 9 - RELATED PARTY BALANCES AND TRANSACTIONS

Due from related party

Due from related party at December 31, 2008 is receivables from Mr. Tao Wang, the CEO and major shareholder of the Company in the amount of $4,373,588. Theses borrowings bear no interest and were repaid in 2009. As of December 31, 2009, the recorded balance of due from related parties was Nil.

Due to related party

The Company borrowed money from Mr. Tao Wang, the CEO and major shareholder of the Company. These borrowings bear no interest and no repayment terms, which is due on demand. As of December 31, 2009 and December 31, 2008, the balances of such loans are $104,511 and Nil respectively.

The Company declared distribution and paid dividends to the shareholders in 2009. The balance of dividend payable was $117,360 and Nil as of December 31, 2009 and 2008 respectively, which represented the dividend payable to Mr. Renwei Ma, the shareholder of the Company.

Related party transactions

Mr. Tao Wang entered into the contract with the Company to assume fiscal responsibilities for all tax liabilities recorded and potential penalties relating to all tax liabilities before December 31, 2009. As of December 31, 2009 and 2008, the assumed amount was $4,949,466 and $3,799,872, respectively, which mainly included VAT tax payable and income tax payable. According to PRC tax law, late or deficient tax payment could subject to significant tax penalty. On December 25, 2009, the local tax authority in Jimo City issued a “Tax Review Report”, stating that the tax authority reviewed the Company’s income tax, VAT tax, stamp tax and invoices for the period between June 2006 and November 2009 and noting that the Company had paid off all its tax liability by December 21, 2009.

During year 2009, the Company advanced to Mr. Tao Wang with the total amount of $5,723,550.

During year 2009, the Company distributed $9,432,810 to its shareholders, Mr. Tao Wang and Mr. Renwei Ma, in which $4,063,590 was distributed in cash, $5,251,860 was used to offset advance to Mr. Tao Wang and the remaining $117,360 was the dividend payable to Mr. Renwei Ma that the Company expects to pay in the first quarter of 2010.

The Company leases one of its stores from Mr. Tao Wang under a four-year operating lease expiring August 2011. For the years ended December 31, 2009 and 2008, related party rent expense of $17,593 and $17,298, respectively, was included in total rent expense of the year.

The Company leases one of its warehouse buildings to Weidong, Liang, brother-in-law of Mr. Tao Wang, for three years starting May 2008. Per the agreement, the lessee shall pay equal amount of advertising expense on behalf of the lessor as the lease payment. For the year ended December 31, 2009 and 2008, the Company recorded other income of $87,966 and $57,660, respectively, from leasing the aforementioned building and advertising expense of the same amount respectively.

NOTE 10 – OPERATING LEASES

The Company leases store spaces under noncancelable operating leases expiring at various dates through 2013. Rent expense was $90,165 and $88,652 for the years ended December 31, 2009 and 2008, respectively.

Future minimum lease payments at December 31, 2009 are as follows:

Year:
2010	86,647
2011	50,727
2012	8,797
2013	4,398
$150,569

NOTE 11 - INCOME TAX

The Company is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriated tax adjustments in 2009 and 2008 respectively.

	2009	2008

Income before income taxes	$6,758,786	$4,847,596

Income taxes	$1,689,697	$1,211,899

There is no significant temporary difference between book and tax income.

The Company has no United States corporate income tax liabilities as of December 31, 2009 and 2008.

The following table reconciles the U.S. statutory corporate income rates to the Company’s effective tax rate for the years ended December 31, 2009 and 2008:

	2009	2008

US statutory rates	34.0%	34.0%
Tax rate difference	(9.0)%	(9.0)%

Tax per financial statements	25.0%	25.0%

NOTE 12 – SHAREHOLDERS’ EQUITY

During year 2009, the Company distributed $9,432,810 to its shareholders, Mr. Tao Wang and Mr. Renwei Ma, in which $4,063,590 was distributed in cash, $5,251,860 was used to offset advance to Mr. Tao Wang and the remaining $117,360 was the dividend payable to Mr. Renwei Ma that the Company expects to pay in the first quarter of 2010.

During year 2008, the Company distributed $1,874,600 to its two owners, Mr. Tao Wang and Mr. Renwei Ma.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Social insurance for employees

According to the prevailing laws and regulations of the PRC, the Company is required to cover its employees with medical, retirement and unemployment insurance programs.  Management believes that due to the transient nature of its employees, the Company does not need to provide all employees with such social insurances, and has paid the social insurances for the Company’s employees who have completed three months’ continuous employment with the Company.

In the event that any current or former employee files a complaint with the PRC government, the Company may be subject to making up the social insurances as well as administrative fines.  As the Company believes that these fines would not be material, no provision has been made in this regard.

Guarantees

At December 31, 2009, we had two outstanding guarantees provided to two unrelated companies for the amount of $293,400 and $146,700, respectively.  The two unrelated companies also provided guarantees to us for a bank loan amounted $293,400 (Note 7).

Tax liabilities

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized.  It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

Mr. Tao Wang entered into the contract with the Company to assume fiscal responsibilities for all tax liabilities recorded and potential penalties relating to all the tax liabilities before December 31, 2009.  As of December 31, 2009 and 2008, the assumed amount was $4,949,466 and $3,799,872, respectively, which mainly included VAT tax payable and income tax payable. According to PRC tax law, late or deficient tax payment could subject to tax penalty. On December 25, 2009, the local tax authority in Jimo City issued a “Tax Review Report”, stating that the tax authority reviewed the Company’s income tax, VAT tax, stamp tax and invoices for the period between June 2006 and November 2009 and noting that the Company had paid off all its tax liability by December 21, 2009.

NOTE 14 - OPERATING RISKS

(a)  Country risk

The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in a material adverse effect upon the Company’s business and financial condition.

(b)  Exchange risk

The Company cannot guarantee the Renminbi, US dollar exchange rate will remain steady, therefore the Company could post the same profit for two comparable periods and post higher or lower profit depending on exchange rate of Renminbi and US dollars.  The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(c)  Interest risk

The Company is exposed to interest rate risk arising from short-term variable rate borrowings from time to time. The Company’s future interest expense will fluctuate in line with any change in borrowing rates.  The Company does not have any derivative financial instruments as of December 31, 2009 and 2008 and believes its exposure to interest rate risk is not material.

NOTE 15 – CONCENTRATION

During the years ended December 31, 2009 and 2008, the sales generated by the Company’s owned stores accounted for 15.6% and 15% of total sales, respectively.

NOTE 16 - SUBSEQUENT EVENTS

On February 12, 2010, the Company entered into and closed a Share Purchase and Exchange Agreement (the “Exchange Agreement”) with Datone, Inc., a Delaware public shell company. Pursuant to the Exchange Agreement, Datone, Inc. acquired all of the outstanding shares of the Company. In exchange, Datone, Inc. issued to the Company shareholders, their designees or assigns, 10,000 shares of its Series A Preferred stock, which constituted 97% of its issued and outstanding capital stock on an as-converted to common stock basis as of and immediately after the consummation of the transactions contemplated by the Exchange Agreement Therefore, the Company became a wholly-owned subsidiary of Datone, Inc. The share exchange resulted in a change in control of Datone, Inc. The transaction is deemed as a reverse merger and the Company is deemed as the accounting acquirer.

The Company obtained an eleven-month loan from JMRB in January 2010, with principal amount of $440,100 bearing monthly interest of 0.66375% and matures in December 2010.

Series A Convertible Preferred Stock

The Company issued 10,000 shares of our Series A Preferred Stock in February 2010 related to the reverse merger.

Shares of Series A Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 970 shares of common stock immediately subsequent to the effectiveness of a planned 1-for-27 reverse split of the Company’s outstanding common stock, which will become effective on the effective date of the “reverse stock split.  Upon the reverse split the 10,000 outstanding shares of Series A Preferred Stock will automatically convert into 9,700,000 shares of common stock, which will constitute 97% of the outstanding common stock of the Company subsequent to the reverse stock split.

Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis, based on an assumed post 1-for-27 reverse split (to retroactively take into account the reverse stock split).

Following the effectiveness of the Reverse Stock Split and conversion of Series A Preferred Stock into common stock, there will be approximately 10,000,000 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

For accounting purposes, we treated the series A convertible preferred stock as being converted fully to common stock on a post reverse stock split basis.

The 1-for-27 Reverse Stock Split

The Company’s board of directors unanimously approved, subject to stockholder approval, the 1-for-27 Reverse Split of our issued and outstanding common stock. The reverse split will reduce the number of issued and outstanding shares of the Company’s common stock outstanding prior to the split. The reverse split increases the total number of issued and outstanding shares of the Company’s common stock subsequent to the split by triggering the automatic conversion of the Company’s Series A Preferred Stock into 9,700,000 shares of common stock. The reverse split will become effective on the effective date which occurs when the Company file with the Secretary of State of the State of Delaware following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act. On the effective date, 27 shares of Common Stock will automatically be combined and changed into one share of common stock.

For counting purposes, we treated the reverse stock split as being effective and all shares are retroactively restated to reflect the reverse stock split.

QINGDAO FOOTWEAR, INC.

Shares of Common Stock

833,333 Share Minimum

1,000,000 Share Maximum

Prospectus

Anderson & Strudwick,
Incorporated

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, FINRA and NASDAQ, all amounts are estimates.

U.S. Securities Exchange Commission registration fee	$480
FINRA filing fee	$1,173
NASDAQ listing fee	$50,000
Legal fees and expenses	$225,000
Accounting fees and expenses	$15,000
Printing fees	$25,000
Miscellaneous	$3,347

Total	$320,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company’s certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. To the extent Section 102(b)(7) is interpreted, or the Delaware General Corporation Law is amended, to allow similar protections for officers of a corporation, such provisions of the Company’s certificate of incorporation shall also extend to those persons. In addition, we have entered into Indemnification Agreements with our Directors, which provide for similar rights.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws, certificate of incorporation and Indemnification Agreements of the Company provide that:

•
The Company shall indemnify its directors and officers for serving the Company in those capacities or for serving other business enterprises at the Company’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.
•
The Company is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•
The Company will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Company’s board of directors or brought to enforce a right to indemnification.

•
The rights conferred in the bylaws are not exclusive, and the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Company may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.  The Company may at the discretion of the board of directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

On February 12, 2010, we issued 10,000 shares of our Series A Convertible Preferred stock (“Series A Preferred Stock”) to the shareholders of Glory Reach. The total consideration for the 10,000 shares of our Series A Convertible Preferred stock was 10,000 ordinary shares of Glory Reach, which is all the issued and outstanding capital stock of Glory Reach. The number of our shares issued to the shareholders of Glory Reach was determined based on an arms-length negotiation.  The issuance of our shares to these shareholders was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On February 10, 2010, we issued 3,136,768 shares of common stock to our landlord to extinguish approximately $47,052 of debt owed to Callaway Properties, our pre reverse acquisition landlord. Callaway Properties’ sole shareholder is Mary Passalaqua, wife of the Company’s former director and former secretary Joseph Passalaqua.

We issued securities in reliance upon Rule 506 of Regulation D of the Securities Act. These shareholders who received the securities in such instances made representations that (a) the shareholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the shareholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the shareholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the shareholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the shareholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16.	Exhibits and Financial Statement Schedules
(a) Exhibits
The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit Number	Document

1.1	Form of Placement Agreement (1)

2.1	Share Exchange Agreement, dated February 12, 2010, among Datone, Glory Reach, QHS, the shareholders of Glory Reach, and Greenwich Holdings LLC (2)

3(i).1	Amended and Restated Certificate of Incorporation of the Registrant (3)

3(ii).1	Bylaws of the Registrant (3)

3(iii).1	Certificate of Designation of Series A Voting Convertible Preferred Stock, as filed with the Delaware Secretary of State on February 11, 2010 (2)

4.1	Specimen Share Certificate (1)

4.2	Form of Placement Agent Warrant (included in Ex. 10.1) (1)

5.1	Form of Opinion of Kaufman & Canoles, P.C., Virginia counsel (1)

10.1	Form of Placement Agent Warrant Agreement (1)

10.2	Form of Lock-Up Agreement (4)

10.3	Form of Distributor Contract (translated) (3)

10.4	Form of Purchase Contract (translated) (3)

10.5	Asset Transfer Agreement between QHS and Tao Wang (translated) (3)

10.6	Form of Director Indemnification Agreement (3)

10.7	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (3)

21.1	Subsidiaries and Affiliates of the Registrant (5)

23.1	Consent of MaloneBailey, LLP (4)

23.2	Consent of Kaufman & Canoles, Virginia counsel (included in Exhibit 5.1) (1)

24.1	Power of Attorney (included at page II-6) (4)

99.1	Code of Business Conduct and Ethics (1)

(1)	To be filed by amendment.
(2)	Filed as an exhibit to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on February 12, 2010, and incorporated herein by this reference.
(3)	Filed as an exhibit to the Company’s registration statement on Form 10-SB, as filed with the Securities and Exchange Commission on February 1, 2008, and incorporated herein by this reference.
(4)	Filed herewith.
(5)	Filed as an exhibit to the Company’s registration statement on Form 10-K, as filed with the Securities and Exchange Commission on March 30, 2010, and incorporated herein by this reference.

(b) Financial Statement Schedules

None.

Item 17.	Undertakings

The Registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)
that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d)
that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)
that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f)
that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on May 21, 2010.

QINGDAO FOOTWEAR, INC.

By:	/S/ Tao Wang
Name:	Tao Wang
Title:	Chief Executive Officer (Principal Executive Officer)

Date: May 21, 2010

S-1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Tao Wang as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ Tao Wang	Chief Executive Officer and Director (Principal	May 21, 2010
Tao Wang	Executive Officer)

/S/ Fang Sui	Chief Financial Officer (Principal Accounting and	May 21, 2010
Fang Sui	Financial Officer)

/S/ Renwei Ma	Director	May 21, 2010
Renwei Ma

/S/ Lanhai Sun	Director	May 21, 2010
Lanhai Sun

S-2

Exhibit Index

Exhibit Number	Document

1.1	Form of Placement Agreement (1)

2.1	Share Exchange Agreement, dated February 12, 2010, among Datone, Glory Reach, QHS, the shareholders of Glory Reach, and Greenwich Holdings LLC (2)

3(i).1	Amended and Restated Certificate of Incorporation of the Registrant (3)

3(ii).1	Bylaws of the Registrant (3)

3(iii).1	Certificate of Designation of Series A Voting Convertible Preferred Stock, as filed with the Delaware Secretary of State on February 11, 2010 (2)

4.1	Specimen Share Certificate (1)

4.2	Form of Placement Agent Warrant (included in Ex. 10.1) (1)

5.1	Form of Opinion of Kaufman & Canoles, P.C., Virginia counsel (1)

10.1	Form of Placement Agent Warrant Agreement (1)

10.2	Form of Lock-Up Agreement (4)

10.3	Form of Distributor Contract (translated) (3)

10.4	Form of Purchase Contract (translated) (3)

10.5	Asset Transfer Agreement between QHS and Tao Wang (translated) (3)

10.6	Form of Director Indemnification Agreement (3)

10.7	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (3)

21.1	Subsidiaries and Affiliates of the Registrant (5)

23.1	Consent of MaloneBailey, LLP (4)

23.2	Consent of Kaufman & Canoles, Virginia counsel (included in Exhibit 5.1) (1)

24.1	Power of Attorney (included at page II-6) (4)

99.1	Code of Business Conduct and Ethics (1)

(1)	To be filed by amendment.
(2)	Filed as an exhibit to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on February 12, 2010, and incorporated herein by this reference.
(3)	Filed as an exhibit to the Company’s registration statement on Form 10-SB, as filed with the Securities and Exchange Commission on February 1, 2008, and incorporated herein by this reference.
(4)	Filed herewith.
(5)	Filed as an exhibit to the Company’s registration statement on Form 10-K, as filed with the Securities and Exchange Commission on March 30, 2010, and incorporated herein by this reference.